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Exhibit 10.26

***Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4)
and 240.24B-2

LICENSE AND COLLABORATION AGREEMENT

        THIS LICENSE AND COLLABORATION AGREEMENT (this "Agreement") is entered into as of January 9, 2004 (the "Effective Date") by and between FOREST LABORATORIES IRELAND LIMITED, an Irish corporation ("Forest"), having its principal executive offices at Clonshaugh Industrial Estate, Clonshaugh, Dublin 17, Republic of Ireland, and CYPRESS BIOSCIENCE, INC., a Delaware corporation ("Cypress"), having offices at 4350 Executive Drive, Suite 325, San Diego, CA 92121, United States of America.

RECITALS

        WHEREAS, Cypress and Pierre Fabre Médicament ("Pierre Fabre") entered into the Third Restated License Agreement as of the date hereof, as may be amended (the "License Agreement"), a copy of which has been provided to Forest, pursuant to which Pierre Fabre granted to Cypress an exclusive license to certain patents and know-how to develop and commercialize Milnacipran (as defined below);

        WHEREAS, Cypress and Pierre Fabre also entered into the First Restated Trademark License Agreement as of the date hereof, as may be amended (the "Pierre Fabre Trademark Agreement"), a copy of which has been provided to Forest, pursuant to which Pierre Fabre granted an exclusive license to Cypress to certain trademarks; and

        WHEREAS, Forest desires to acquire, and Cypress is willing to grant to Forest, an exclusive license under patents and know-how controlled by Cypress to develop and commercialize Milnacipran, including a sublicense of the rights granted to Cypress by Pierre Fabre under the License Agreement and the Pierre Fabre Trademark Agreement, all on the terms and conditions set forth in this Agreement.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.     DEFINITIONS

        For purposes of this Agreement, the following capitalized terms shall have the following meanings:

          1.1   "Administrator" shall have the meaning set forth in Section 16.2(a).

          1.2   "Affiliate" shall mean any company or entity controlled by, controlling, or under common control with a party hereto. For this purpose, the term "control" shall mean the direct or indirect ownership of more than 50% of the voting stock or other ownership interests of that entity, or the power, directly or indirectly to cause the direction of the management and policies of such entity.

          1.3   "Agreement" shall have the meaning set forth in the introductory paragraph.

          1.4   Allowable Costs and Expenses" shall mean those costs and expenses incurred by Forest or for its account that are specifically attributable or related to the manufacturing, marketing or selling of a Generic Product in the Licensed Territory, and consisting of: Cost of Goods, General and Administrative Expenses, and Sales and Marketing Expenses, using the following defined terms.

            (a)   "Allocable Overhead" means (for any particular cost item) Forest's internal allocation, based on direct project headcount or other generally accepted activity based accounting methods, of indirect overhead costs incurred by Forest to support and carry out the activities of the specific business function, such as manufacturing, and sales and marketing, with respect to Generic Product for the Licensed Territory, which indirect costs may include but are not limited to: indirect labor costs; occupancy costs; repair and maintenance costs; office supplies and service costs; equipment costs; insurance costs; and outside professional and other service costs. Such overhead will exclude any indirect costs associated with any excess or unused capacity not directly related to Generic Product for the Licensed Territory. Furthermore, overhead costs of Forest that are not directed to the manufacturing, marketing or selling of a Generic Product in the Licensed Territory will not be recoverable as Allocable Overhead or otherwise, except as expressly provided herein.

            (b)   "Cost of Goods" shall mean the cost of Generic Product shipped in either bulk or final therapeutic form, as applicable. As used herein, the cost of Generic Product means (a) in the case of products and services acquired from Third Parties, payments made to such Third Parties, including without limitation, royalties paid to Pierre Fabre or other Third Parties, and (b) in the case of manufacturing services performed by Forest or its Affiliates, including manufacturing services in support of Third Party manufacturing, the actual unit costs of manufacture in bulk form or final manufacturing, as the case may be, plus the variances and other costs specifically provided for herein. Actual unit costs shall consist of direct material and direct labor costs and Allocable Overhead specifically attributable to the Generic Product at standard unit costs, all calculated in accordance with reasonable cost accounting methods, consistently applied, of Forest. Direct material costs shall include the costs incurred in purchasing materials, including sales and excise taxes imposed thereon and customs duty and charges levied by government authorities, and all costs of packaging components. Direct labor shall include the cost of employees engaged in direct manufacturing activities and direct or indirect quality control and quality assurance activities who are directly employed in Generic Product manufacturing and packaging. Allocable Overhead included in Cost of Goods shall include other indirect costs associated with the operating unit(s) manufacturing Generic Product for the Licensed Territory. Such Allocable Overhead will include, but not be limited to, expenses associated with: warehousing of Generic Product in the Licensed Territory; quality assurance, manufacturing and engineering associated with the operating unit(s) manufacturing Generic Product for the Licensed Territory; and depreciation, repairs and maintenance, insurance and property taxes associated with the plant(s) manufacturing Generic Product for the Licensed Territory. Allocable Overhead will not include costs associated with capacity not incorporated into standard unit costs. Standard unit costs will exclude costs associated with excess or unused capacity not directly related to Generic Product for the Licensed Territory.

            (c)   "General and Administrative Expenses" shall mean Forest's customary allocation, based on direct project headcount or other generally accepted activity-based accounting methods, of the costs of the following corporate general and administrative functions of Forest incurred to support or facilitate the manufacturing, marketing or selling of Generic Products in the Licensed Territory: finance and accounting; purchasing and receiving; management information systems; facilities; human resources; executive management; and legal, patent and trademark. Such costs include, but not limited to, the costs of employees performing such functions, the direct costs of supporting such individuals in the performance of their jobs (e.g., travel, floor space, computers and other supplies and telephones) and the actual cost of outside services

    (e.g., consulting and audit services). In view of the manner in which General and Administrative Expenses are calculated, administration expenses will be excluded from the definition of each of the other cost items that make up Allowable Costs and Expenses. Notwithstanding any other provision of this Agreement, total General and Administrative Expenses will not exceed 35% of Net Sales of such Generic Product in the Licensed Territory in any quarter, except as otherwise agreed in writing by the parties.

            (d)   "Sales and Marketing Expenses" shall mean the costs which are incurred by Forest or for its account attributable to the distribution, sale, promotion and marketing of Generic Product in the Licensed Territory, calculated on a fully burdened basis (i.e., including Allocable Overhead specifically attributable thereto). Sales and Marketing Expenses shall mean the sum of Selling Expenses, Marketing Management, Market and Consumer Research, Advertising, Trade Promotion, Consumer Promotion, Education Expenses and Freight and Transportation—Out, each of which is specified below. The costs of activities which promote Forest's business as a whole without being product specific (such as corporate image advertising) are specifically excluded from Sales and Marketing Expenses. To the extent multiple products are involved and some of such products are not Generic Product, then such allowances will be allocated on a pro rata basis based upon net sales of each respective product by such operating unit during the most recent quarter. Within 30 days of the end of a calendar year, the parties will make reconciling payments, if any are required, to reflect any difference between actual costs and such allocation for such year.

              (i)    "Advertising" will include, but not be limited to, all media costs associated with Generic Product advertising in the Licensed Territory as follows: production expense/artwork including set up; design and art work for an advertisement; the cost of securing print space, air time, etc. in newspapers, magazines, trade journals, television, radio, billboards, etc.

              (ii)   "Consumer Promotion" will include, but not be limited to, the expenses associated with programs to promote Generic Product in the Licensed Territory directly to the prescriber or end user. This category will include, but not be limited to, expenses associated with promoting products directly to the professional community such as professional samples, professional literature, promotional material costs, patient aids and detailing aids. To the extent multiple products are involved and some of such products are not Generic Product, then such allowances will be allocated on a pro rata basis based upon net sales of each respective product by such operating unit during the most recent quarter.

              (iii)   "Education" will include, but not be limited to, expenses associated with professional education with respect to a Generic Product in the Licensed Territory through any means not covered above, including, but not limited to, articles appearing in journals, newspapers, magazines or other media; seminars, scientific exhibits, and conventions; and symposia, advisory boards and opinion leader development activities.

              (iv)   "Freight and Transportation—Out" will include (to the extent not already recovered in the calculation of Net Sales), but not limited to, the portion of distribution costs relating to moving Generic Product in the Licensed Territory from a warehouse to the customer as follows: outbound transportation costs; costs of moving goods from a manufacturing point to a warehouse at another location from which it is ultimately to be distributed to a customer; the costs of the traffic department where there is a separate department that has responsibility for administration of freight costs.

              (v)   "Market and Consumer Research" will include, but not be limited to, compensation and departmental expenses for market and consumer research personnel and payments to Third Parties related to conducting and monitoring professional and consumer appraisals of existing, new or proposed Generic Product in the Licensed Territory, such as market share services (e.g., IMS data), special research testing and focus groups.

              (vi)   "Marketing Management" will include, but not be limited to, product management and sales promotion management compensation and departmental expenses. This will include, but not be limited to, costs associated with developing overall sales and marketing strategies (e.g., product line or customer segment), as well as planning and programs for Generic Product in the Licensed Territory. In addition, payments to Third Parties in connection with trademark selection, filing, prosecution and enforcement in the Licensed Territory will be included in this category.

              (vii)   "Selling Expenses" will include, but not be limited to, the following costs directly associated with the efforts of field sales representatives with respect to Generic Product in the Licensed Territory: field sales force; field sales offices; home offices; staffs directly involved in the management of and the performance of the selling functions; and payments to Third Parties under contract sales and marketing agreements. The costs of detailing sales calls will be allocated on a weighted average basis based on the proportionate time and effort given to the detailing of Generic Product versus product other than Generic Product at an accounting charge rate consistently applied within and across Forest's or a Third Party's operating units and which is no less favorable than the internal charge rate used by Forest or such Third Party for its own internal cost accounting purposes for products other than Generic Product (excluding internal profit margins and markups).

              (viii)   "Trade Promotion" will include, but not be limited to, the allowances given to retailers, brokers, distributors, hospital buying groups and similar groups for purchasing, promoting, and distribution of Generic Product in the Licensed Territory. This will include, but not be limited to, purchasing, advertising, new distribution, and display allowances as well as free goods, wholesale allowances and reasonable field sales samples.

          1.5   "ANDA" shall mean an Abbreviated New Drug Application filed with the FDA (as more fully defined in 21 USC. §355(j)), or the equivalent application filed with any equivalent agency or governmental authority outside the United States (including any supra-national agency such as in the European Union) requiring such filing.

          1.6   "ANDA Proceeding" shall have the meaning set forth in Section 11.4(b).

          1.7   "Annual Cypress Percentage" shall have the meaning set forth in Section 3.5(b).

          1.8   "API" shall mean the active pharmaceutical ingredient Milnacipran contained in Licensed Product.

          1.9   "Arbitrators" shall have the meaning set forth in Section 16.2(a).

          1.10   "Bulk Licensed Product" shall mean Licensed Product in final dosage form or any Forest Formulation, as defined in the Letter Agreement.

          1.11   "Change in Control" means (i) a sale, lease or other disposition of all or substantially all of the assets of the company; (ii) a merger or consolidation of the company in which the holders of the company's outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than 50% of the voting power of such company or such company's parent or, if such company is not the surviving entity, any other entity surviving such transaction or the surviving entity's parent; or (iii) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities and Exchange Act of 1934, as

  amended (the "Exchange Act"), or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the company or any entity controlled by such company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the company representing at least 50% of the combined voting power entitled to vote in the election of the members of the Board of Directors; provided, however, that clause (ii) shall not apply to a merger effected exclusively for the purpose of changing the domicile of the company or the name of the company.

          1.12   "Claim" shall have the meaning set forth in Section 16.2(a).

          1.13   "Collegium" shall mean Collegium Pharmaceutical, Inc.

          1.14   "Collegium Agreement" shall mean the Reformulation and New Product Agreement between Collegium and Cypress dated August 22, 2002, as may be amended.

          1.15   "Confidential Information" shall have the meaning set forth in Section 13.1.

          1.16   "Control" shall mean, with respect to any Information or intellectual property right, possession by a party of the ability (whether by ownership, license or otherwise, other than any license granted under this Agreement) to grant access, a license or a sublicense to such Information or intellectual property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party as of the time such party would first be required hereunder to grant the other party such access, license or sublicense, or at any other time during the term of such access, license or sublicense.

          1.17   "Co-Promotion Rights" shall have the meaning set forth in Section 3.7.

          1.18   "Cypress" shall have the meaning set forth in the introductory paragraph.

          1.19   "Cypress Analog" shall mean all analogs of Milnacipran, and products that contain or are comprised of the foregoing, that are Controlled by Cypress other than pursuant to the License Agreement.

          1.20   "Cypress Collegium Compounds" shall have the meaning set forth in Section 2.4(d).

          1.21   "Cypress Compound" shall mean all Cypress Analogs and Cypress Formulations.

          1.22   "Cypress FDA Contact" shall have the meaning set forth in Section 3.2.

          1.23   "Cypress Formulation" shall mean all formulations of Milnacipran, and products that contain or are comprised of the foregoing, that are Controlled by Cypress other than pursuant to the License Agreement.

          1.24   "Cypress Information" shall mean all data and Information developed or acquired by or for Cypress or its Affiliates in the course of performance of the Agreement. Cypress Information excludes Licensed Patents.

          1.25   "Cypress Sales Force" shall mean those members of Cypress' sales force (whether Cypress employees, contractors or agents), who promote Licensed Product pursuant to the exercise of the Promotion Rights.

          1.26   "Cypress Trademark Agreement" shall have the meaning set forth in Section 5.2.

          1.27   "Date of First Commercial Sale" shall mean the actual date of first commercial sale of a Licensed Product in the Licensed Territory.

          1.28   "Development Plan" shall mean the development plan relating to the development of Licensed Product in the Field, including but not limited to, the current two planned Phase III clinical trials and extensions for Licensed Product, in the form attached as Exhibit A, as may be amended from time to time by written agreement of Cypress and Forest, which plan shall allocate the responsibilities of Cypress and Forest in conducting development activities.

          1.29   "Effective Date" shall have the meaning set forth in the introductory paragraph.

          1.30   "Equity Issuance Agreement" shall mean the Equity Issuance Agreement between Cypress and Forest to be entered into within 30 days of the Effective Date.

          1.31   "Estimated Date of First Commercial Sale" shall mean the estimated Date of First Commercial Sale of a Licensed Product in the Licensed Territory.

          1.32   "Exclusive Period" shall have the meaning set forth in Section 2.4(e).

          1.33   "FDA" shall mean the United States Food and Drug Administration or any successor agency.

          1.34   "Field" shall mean any and all indications.

          1.35   "Finished Licensed Product" shall mean Licensed Product in final dosage form including final packaging and ready for use by the consumer.

          1.36   "FMS" shall mean the prevention and treatment of fibromyalgia syndrome.

          1.37   "Forest" shall have the meaning set forth in the introductory paragraph.

          1.38   "Forest Information" shall mean all data and Information developed or acquired by or for Forest or any of its Affiliates or sublicensees in the course of performance of, or pursuant to any right granted under, this Agreement.

          1.39   "Forest Parent" shall mean Forest Laboratories, Inc., a Delaware corporation.

          1.40   "Forest Product" shall have the meaning set forth in Section 5.4(c).

          1.41   "Forest Sales Force" shall mean those members of Forest's sales force (whether Forest employees, contractors or agents), who promote Licensed Product, but excluding the Cypress Sales Force.

          1.42   "FTE" shall mean the equivalent of the work time of an employee or consultant of Cypress with appropriate qualifications performing work under the R&D Plan on a full-time basis over a 12-month period (including normal vacations, sick days and holidays).

          1.43   "Generic Product" shall have the meaning set forth in Section 2.3.

          1.44   "Hatch-Waxman Act" shall mean the Drug Price Competition and Patent Term Restoration Act of 1984, as amended.

          1.45   "Impairment" shall mean the registration, marketing or sale of a product for FMS (excluding a Licensed Product) during the Exclusive Period.

          1.46   "IND" shall mean an Investigational New Drug Application filed with the FDA, or the equivalent application or filing necessary to commence human clinical trials in another country or other jurisdiction, as applicable.

          1.47   "Indemnifying Party" shall have the meaning set forth in Section 15.2.

          1.48   "Information" shall mean all tangible and intangible (a) techniques, technology, practices, trade secrets, inventions (whether or not patentable), methods, manufacturing processes, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions and software, (b) compounds, compositions of matter, cells, cell lines, assays, and physical, biological or chemical material, and (c) marketing data, including clinical studies designed to support promotional efforts.

          1.49   "IR Formulation" shall mean the immediate release formulation in capsule form containing Milnacipran.

          1.50   "Joint Development Committee" shall have the meaning set forth in Section 9.1.

          1.51   "Joint Patents" shall have the meaning set forth in Section 11.8.

          1.52   "Letter Agreement" shall mean the agreement to be entered into among Pierre Fabre, Cypress and Forest as of the Effective Date, as may be amended.

          1.53   "License Agreement" shall have the meaning set forth in the recitals.

          1.54   "License Term" shall have the meaning set forth in Section 14.1.

          1.55   "Licensed Know-How" shall mean Information Controlled by Cypress that is necessary or useful for the development, manufacture, commercialization or use of Milnacipran or any product containing Milnacipran as an active ingredient, in any formulation and through any mode of administration (excluding any Cypress Compounds), in the Licensed Territory, including without limitation, the Information described on Exhibit B.If Forest exercises the Option, Licensed Know-How shall also mean Information Controlled by Cypress that is necessary or useful for the development, manufacture, commercialization or use of any Cypress Compounds. In any case, Licensed Know-How excludes the Licensed Patents and Manufacturing Know-How (subject to the terms of the Supply Agreement).

          1.56   "Licensed Patents" shall mean all Patents Controlled by Cypress that are necessary or useful for the development, manufacture, commercialization or use of Milnacipran or any product containing Milnacipran as an active ingredient, in any formulation and through any mode of administration (excluding any Cypress Compounds), in the Licensed Territory, including without limitation, the Patents set forth on Exhibit C. If Forest exercises the Option, Licensed Patents shall also mean Patents Controlled by Cypress that are necessary or useful for the development, manufacture, commercialization or use of any Cypress Compounds.

          1.57   "Licensed Product" shall mean (a) any product containing Milnacipran as an active ingredient, in any formulation and through any mode of administration (excluding any Cypress Compounds), which incorporates or uses, or was discovered, identified or developed using, the Licensed Technology or the manufacture, use, sale, offer for sale or import of which Licensed Product is otherwise within the scope of any claim of the Licensed Patents, including without limitation, the IR Formulation and SR Formulation, regardless of intended use, and (b) any product containing any analog or derivative of Milnacipran as an active ingredient, in any formulation and through any mode of administration, which is discovered, identified or developed by Forest or any of its Affiliates or sublicensees using any Licensed Technology or any data or Information provided by Cypress to Forest, or developed or acquired by or on behalf of Forest or any of its Affiliates or sublicensees, in the course of performance of this Agreement. If Forest exercises the Option, Licensed Product shall also mean any Cypress Compounds.

          1.58   "Licensed Product Shortfall" shall have the meaning set forth in Section 5.3(b)(ii) of the License Agreement.

          1.59   "Licensed Technology" shall mean Licensed Patents and Licensed Know-How.

          1.60   "Licensed Territory" shall mean the United States of America, its territories and possessions and, if extended pursuant to Section 2.5, Canada.

          1.61   "Losses" shall have the meaning set forth in Section 15.1(a).

          1.62   "Manufacturing Know-How" shall mean all data, Information and know-how in the possession of Pierre Fabre prior to August 1, 2001 or developed or acquired by or for Pierre Fabre during the term of the License Agreement relating to the manufacture of API.

          1.63   "Marketing Plan" shall have the meaning set forth in Section 3.5(b).

          1.64   "Milnacipran" shall mean the substance known as milnacipran (INN), which expressly excludes any analogs, derivates and enantiomers of milnacipran (INN).

          1.65   "Minimums" shall have the meaning set forth in Section 5.3(b) of the License Agreement.

          1.66   "NDA" shall mean a New Drug Application and all amendments and supplements thereto filed with the FDA (as more fully defined in 21 C.F.R. 314.5 et seq.), or the equivalent application filed with any equivalent agency or governmental authority outside the United States (including any supra-national agency such as in the European Union) requiring such filing, including all documents, data and other information concerning a pharmaceutical product that are necessary for gaining Regulatory Approval to market and sell such pharmaceutical product.

          1.67   "Net Sales" means, for the applicable period, the gross amount invoiced for the sale or other transfer of Licensed Product by Forest and its Affiliates and sublicensees to Third Parties which are not Affiliates or sublicensees of Forest (unless such Affiliates or sublicensees are the final user of and do not further sell such Licensed Product, in which case the amount billed therefor shall be deemed to be the amount that would be billed to a Third Party in an arm's length transaction), less the following items, as allocable to such Licensed Product: (i) trade discounts, credits or allowances, including without limitation, discounts provided by means of chargebacks, rebates and administrative fees charged by customers or health care organizations determined based upon sales, (ii) credits or allowances additionally granted upon returns, rejections or recalls (except where any such recall arises out of Forest's or its Affiliate's or sublicensee's gross negligence, willful misconduct or fraud), (iii) freight, shipping and insurance charges, (iv) taxes, duties or other governmental tariffs (other than income taxes) and (v) rebates, discounts or other payments on sales of Licensed Product that are mandated by the government.

          1.68   "Option" shall have the meaning set forth in Section 2.4(a).

          1.69   "Option Exercise Date" shall have the meaning set forth in Section 2.4(b).

          1.70   "Option Term" shall mean the period from the Effective Date through and including [...***...].

          1.71   "Patent" shall mean (a) valid and enforceable patents, re-examinations, reissues, renewals, confirmations, extensions (including supplemental protection certificates) and term restorations, and (b) pending applications for patents, including without limitation, continuations, continuations-in-part, provisionals, divisionals and substitute applications, including without limitation, inventors' certificates.

          1.72   "Pierre Fabre" shall have the meaning set forth in the first recital.

          1.73   "Pierre Fabre [...***...]" shall mean the [...***...] Milnacipran [...***...], referred to by Pierre Fabre as [...***...].

          1.74   "Pierre Fabre Patents" shall mean any Licensed Patents licensed to Cypress by Pierre Fabre under the License Agreement.

          1.75   "Pierre Fabre Trademark Agreement" shall have the meaning set forth in the recitals.

          1.76   "Promotion Rights" shall have the meaning set forth in Section 3.6(a).

          1.77   "Profits" shall mean, on a Generic Product-by-Generic Product basis, an amount, which shall not be less than zero, equal to (a) Net Sales of Generic Product, minus (b) Allowable Costs and Expenses, in each case calculated using U.S. generally accepted accounting principles, consistently applied, and consistent with generally accepted methods for activity-based project costing for similar products in similar industries.

          1.78   "R&D Plan" shall mean the portion of the Development Plan that outlines the research and/or development services to be performed by FTEs under this Agreement during the R&D Term, as amended from time to time by the Joint Development Committee.

          1.79   "R&D Term" shall mean the period beginning upon the Effective Date and ending upon the date of first commercial sale of Licensed Product.

          1.80   "Regulatory Approval" shall mean any and all approvals (including price and reimbursement approvals), licenses, registrations, or authorizations of health/regulatory authorities or any country, federal, state or local regulatory agency, department, bureau or other government entity that are legally required or necessary from an economic point of view for the manufacture, use, storage, import, transport and/or sale of a Licensed Product in such jurisdiction.

          1.81   "Rest of the World" shall mean the entire world excluding the Licensed Territory.

          1.82   "Sales Forecast" shall have the meaning set forth in Section 5.3(a) of the License Agreement.

          1.83   "SNDA" shall mean a Supplemental New Drug Application filed with the FDA or the equivalent application filed with any equivalent agency or governmental authority outside the United States (including any supra-national agency such as in the European Union) requiring such filing.

          1.84   "SNRI product" shall mean any serotonin norepinephrine reuptake inhibitor product, meaning an agent whose sole mode of action (including major metabolites) is through the selective reuptake inhibition of the two monoamines, serotonin (5-HT) and norepinephrine (NA). The sole mode of action means a low binding affinity (>1000nM) on standard assays for dopamine D1- and D2 class receptors; serotonergic 1, 2, and 3 class receptors; adrenergic alpha and beta receptors; cholinergic nicotinic and muscarinic receptors; glutamatergic AMPA, Kainate, NMDA, and metabotropic receptors; histaminegic 1- and 2-class receptors; MU-, kappa-, delta-opioid receptors; Orphanin (ORL1) receptors; Neurokinin (NK1, NK2, NK3) receptors; Neuropeptide Y receptors; Sigma (sigma-1, sigma-2) receptors; Vanilloid receptors; Adenosine A1 receptors; Calcitonin gene-related peptide (CGRP) receptor; Cannabinoid (CB1, CB2) receptors; Cholecystokinin (CCK1, CCK2) receptors; Nerotensin receptors; Voltage-gated calcium channels (N-, P/Q-, L-, T-type); Voltage-gated sodium channels; Bradykinin (B1, B2) receptors; GABA-A, GABA-B receptors; Galanin (GAL1, GAL2) receptors; Neuropeptide FF receptors; Melanocortin (MC1, MC3, MC4, MC5) receptors; Prostanoid (EP1) receptors; Endothelin (ETA, ETB) receptors; and Prostanoid (TXA2) receptors. The agent should also not effect MAO-A and—B enzyme activity. The IC50 or KI of in vitro reuptake inhibition for NA and 5-HT must be both <1000nM, while the selectivity ratio for 5-HT and NA (i.e., IC50 or KI of 5-HT in vitro reuptake inhibition divided by that of NA) must range between 0.2 and 5. Similarly, the IC50 of KI of in vitroreuptake inhibition for dopamine must be >1000 nM, with a selectivity ratio for dopamine vs. NA or 5-HT of >50. Finally, the agent must not effect the release of the amines, including 5-HT, NA and dopamine.

          1.85   "SR Formulation" shall mean the slow release formulation containing 120 milligrams of Milnacipran.

          1.86   "Steering Committee" shall have the meaning set forth in Section 9.1 of the License Agreement.

          1.87   "Supply Agreement" shall mean the Purchase and Supply Agreement dated as of the date hereof between Pierre Fabre and Cypress, as may be amended.

          1.88   "Third Party" shall mean any entity other than Cypress or Forest or an Affiliate of Cypress or Forest.

          1.89   "Trademarks" shall have the meaning set forth in the Pierre Fabre Trademark Agreement.

          1.90   "Transfer Price" shall have the meaning set forth in Section 5.1(a) of the Supply Agreement.

          1.91   "Working Group" shall have the meaning set forth in Section 3.1 of the Supply Agreement.

2.     LICENSE

        2.1    License Grant.    Subject to the terms and conditions of this Agreement, Cypress hereby grants to Forest, with the right to sublicense under the terms described in Section 2.2, during the License Term:

          (a)   an exclusive license or sublicense, as applicable, to develop and register (but not as to Cypress with respect to activities of Cypress under Section 3), use, sell, offer for sale and import Licensed Product in the Field in the Licensed Territory, which license shall be under the Licensed Technology and, solely in the event that Forest exercises the Option and to the extent Cypress has the right to do so, to make and have made Cypress Compounds in the Field in the Licensed Territory;

          (b)   an exclusive sublicense to use the Licensed Technology licensed to Cypress by Pierre Fabre under the License Agreement, to the extent necessary to formulate or have API formulated into Bulk Licensed Product and package Bulk Licensed Product into Finished Licensed Product, solely for sale of Licensed Product in the Field in the Licensed Territory; and

          (c)   an exclusive sublicense to use, sell and offer for sale Licensed Product under the Trademarks in the Licensed Territory.

Forest acknowledges that the rights granted by Cypress to Forest under this Section 2.1 with respect to Trademarks and any Licensed Technology licensed to Cypress by Pierre Fabre under the License Agreement are subject to the applicable terms and conditions of the License Agreement, the Pierre Fabre Trademark Agreement and if applicable, the Cypress Trademark Agreement.

        2.2    Sublicense Rights.

          (a)    Right to Sublicense.    To the extent permitted under the License Agreement, the Pierre Fabre Trademark Agreement, the Letter Agreement and if applicable, the Cypress Trademark Agreement, and subject to the terms and conditions of this Agreement, Forest shall have the right to grant sublicenses of the rights granted to it under this Agreement which sublicenses shall not permit the further grant of sublicenses unless agreed to in writing by Cypress in its sole discretion. The grant of any sublicense to any person or entity other than Forest Parent or any of its wholly-owned subsidiaries shall require the prior written consent of Cypress, which shall not be unreasonably withheld, and the grant of any such sublicense to Forest Parent or any of its wholly owned subsidiaries shall require prior written notice to Cypress.

          (b)    Sublicense Terms.    Any sublicense granted by Forest under this Agreement shall be subject and subordinate to, and consistent with, the terms and conditions of this Agreement, the License Agreement and the Pierre Fabre Trademark Agreement, and if applicable, the Cypress Trademark Agreement. Forest shall provide Cypress a copy of any sublicense agreement within 15 business days of its execution. In the event of a material default by any sublicensee under a sublicense agreement with Forest, Forest will inform Cypress and take such action as necessary or appropriate to cure such default.

        2.3    Right to Commercialize Generic Licensed Product.    Subject to the terms and conditions of this Agreement, the License Agreement and the Pierre Fabre Trademark Agreement, and if applicable, the Cypress Trademark Agreement, Forest and any of its Affiliates or sublicensees may, under the license granted in Section 2.1(a), use, distribute, sell, offer for sale, have sold and import Licensed Product as a generic product ("Generic Product") in a country of the Licensed Territory at [...***...] Forest will promptly send to Cypress and Pierre Fabre [...***...] and will notify Cypress and Pierre Fabre promptly in writing in the event that Forest or any of its Affiliates or sublicensees decides to use, distribute, sell, offer for sale, have sold and import Licensed Product as a Generic Product in such country of the Licensed Territory, as contemplated by this Section 2.3.

        2.4    Option.

          (a)    Grant of Option.    Cypress hereby grants to Forest an exclusive option to extend the license described in Section 2.1(a) to Cypress Compounds Controlled by Cypress during the Option Term on a Cypress Compound-by-Cypress Compound basis (the "Option") during the Option Term.

          (b)    Exercise of Option.    Forest may exercise the Option with respect to any Cypress Compound at any time during the Option Term upon written notice to Cypress (such date of exercise, the "Option Exercise Date").

          (c)    License Grant.    Subject to Section 2.4(d), effective immediately upon the Option Exercise Date with respect to a Cypress Compound, subject to the terms and conditions of this Agreement, including but not limited to, (i) payment of any research and development costs with respect to the applicable Cypress Compound as provided in Section 6.1 and (ii) the license fee with respect to the applicable Cypress Compound as provided in Section 6.2(c) and (iii) the milestone payments with respect to the applicable Cypress Compound as provided in Section 6.3, with no further action required by Forest, the license granted under Section 2.1(a) shall include rights with respect to such Cypress Compound in the Field in the Licensed Territory.

          (d)    Cypress Obligations.    Cypress agrees to exercise its option under the Collegium Agreement by February 21, 2004 and to pursue its diligence obligations under the Collegium Agreement during the Option Term; provided that, in the event Cypress determines to terminate the Collegium Agreement during the Option Term, Cypress agrees to provide Forest with written notice of such intention and Forest shall have a [...***...] period during which it may exercise the Option as to all Cypress Compounds Controlled by Cypress under the Collegium Agreement ("Cypress Collegium Compounds"). In the event of such exercise of the Option by Forest under this Section 2.4(d), subject to Forest assuming responsibility for all obligations of Cypress under the Collegium Agreement and the payment of any future research and development costs related to the Collegium Agreement, as provided in Section 6.1, the license granted under Section 2.1(a)

  shall include rights with respect to all Cypress Collegium Compounds in the Field in the Licensed Territory.

          (e)    Right of First Negotiation.    Cypress shall be permitted, subject to this Section 2.4, to develop, make, have made, use, sell, offer for sale and import any Cypress Analogs, but not any Cypress Formulations, for any indication and this Agreement shall not include any rights with respect to Cypress Compounds or any Information or Patents that pertain to the Cypress Compounds. Beginning upon the Effective Date and ending [...***...] (the "Exclusive Period"), Forest shall have a first right to negotiate with Cypress to obtain a license to further develop and commercialize Cypress Compounds for all indications to the extent Forest has not exercised the Option with respect to such Cypress Compounds. In the event Cypress desires to enter into a license arrangement for further development or commercialization of any Cypress Analog in any indication or plans to further develop or commercialize any Cypress Analog itself, before entering into discussions with any Third Party with respect to such license or commencing such activities itself, Cypress will notify Forest in writing of its desire. Forest may then elect, by providing written notice to Cypress, to enter into good faith negotiations with Cypress with respect to such license for a period of 90 days following notice to Forest. In addition, Forest may provide written notice to Cypress at any time of its desire to negotiate a license arrangement for further development or commercialization of any Cypress Compound in any indication for a period of 90 days following notice to Cypress. If Cypress and Forest do not enter into an agreement with respect to such license during such 90 day period (or such longer period agreed to in writing by the parties), Cypress will be under no further obligation to negotiate a license with respect to such Cypress Compound, and, if such Cypress Compound is a Cypress Analog, Cypress will be free to further develop and commercialize, or to negotiate and enter into an agreement with any Third Party with regard to further development and commercialization of, such Cypress Analog in any indication on any terms, subject to the last sentence of this Section 2.4(e). In addition, in the event a Cypress Analog is commercialized by Cypress or a sublicensee during the Exclusive Period, Cypress shall pay to Forest, a royalty of [...***...] on net sales of such Cypress Analog by Cypress or any Third Party to whom Cypress grants a license to such Cypress Analog; provided that such royalty rate may be reduced by written agreement of Cypress and Forest after good faith negotiations to account for any royalty payments that Cypress or its sublicensees must make to any Third Parties with respect to such Cypress Analog. Such royalty shall be payable for the Exclusive Period, but in any event, the payment term shall not be less than [...***...]. With respect to any good faith negotiations regarding a license arrangement for any Cypress Compounds under this Section 2.4(e), the parties agree that the fair market value of the rights subject to negotiation shall be determined solely in respect of the incremental value of the marketing of the Cypress Compounds in question over and above the value of any Licensed Product then being marketed in the Licensed Territory by Forest and excluding value attributable to the conversion of sales of Licensed Product then being marketed to the Cypress Compounds in question. In addition, any agreement entered into by Cypress with any Third Party with respect to the development or commercialization of any such Cypress Analog shall not be on principal financial terms more favorable to such Third Party then those principal financial terms last offered by Cypress to Forest.

        2.5    Potential Extension of Licensed Territory.    At any time prior to the [...***...] anniversary of the Date of First Commercial Sale in the United States, Forest shall have a first right to extend the Licensed Territory to include Canada. In the event that Cypress desires to enter into a license arrangement with respect to Licensed Product in Canada, or plans to commercialize Licensed Product itself in Canada, before entering into discussions with any Third Party with respect to such license or beginning such commercialization activities itself, Cypress will notify Forest in writing of its desire. Forest may then elect, by providing written notice to Cypress within 30 days following such notice from Cypress, to include Canada within the Licensed Territory. If Forest does not provide such written notice to Cypress during such 30-day period, Cypress will be free to negotiate and enter into an agreement with any Third Party with respect to such license in Canada on any terms. If Forest provides such written notice to Cypress during such 30-day period, subject to Forest making the payment to Cypress described in Section 6.2(b), the Licensed Territory shall be extended to include Canada.

        2.6    License from Forest.

          (a)   As contemplated under Section 4.2(d) of the License Agreement, Forest hereby grants to Cypress, with the further right to sublicense to Pierre Fabre and with a further right to sublicense by Pierre Fabre, a royalty-free (subject to the provisions of Section 2.6(b)) exclusive license under all Patents Controlled by Forest that claim any Forest Information used by Forest or any of its Affiliates or sublicensees in filing for any Regulatory Approvals for, or marketing, any Licensed Product in the Licensed Territory, which Patents are necessary or useful for the development, manufacture, commercialization or use of Milnacipran and Licensed Product in the Rest of the World, and to use such Forest Information, in each case to develop, register, manufacture, use, distribute, sell, offer for sale and have sold Milnacipran and Licensed Product in the Rest of the World.

          (b)   In full consideration for the license granted in Section 2.6(a), Cypress shall pay to Forest that portion of amounts received by Cypress from Pierre Fabre under Section 4.2(b) of the License Agreement for the sublicense of rights granted to Cypress by Forest under Section 2.6(a) attributable to the technology related to the license granted in Section 2.6(a) based on the relative contributions of each of Forest and Cypress to the technology in question.

        2.7    Discussions Regarding Pierre Fabre [...***...].    Forest agrees that, in the event it decides to negotiate any arrangement with Pierre Fabre related to the Pierre Fabre [...***...], Forest shall explore with Cypress the opportunities for Cypress to participate in such arrangement with Forest. In the event an arrangement is reached between Forest and Pierre Fabre (and Cypress, if applicable) with respect to the Pierre Fabre [...***...], Cypress and Forest shall discuss the terms and conditions of this Agreement that may be impacted by the marketing and sale of the Pierre Fabre [...***...] and shall consider any modifications to such terms and conditions that are appropriate in light of the circumstances at such time. This Section is not intended to imply any obligation on the part of Forest to enter into an agreement with Cypress regarding the Pierre Fabre [...***...].

3.     DEVELOPMENT; REGISTRATION; PROMOTION, MARKETING AND SALES

        3.1    Development Activities.

          (a)    Development Activities.    Development and regulatory activities will be conducted as outlined in the Development Plan.

          (b)    Development Activities by Forest.    Beginning upon the Effective Date, Forest shall use commercially reasonable efforts to:

            (i)    conduct clinical trials of Licensed Product in accordance with the Development Plan, with assistance and input from Cypress;

            (ii)   conduct any additional clinical trials of Licensed Product after completion of the clinical trials contemplated in the Development Plan, as determined by the Joint Development Committee; provided that Cypress and Forest must mutually agree upon any clinical trials, including, without limitation, any Phase IV clinical trials, to be conducted by either party for Licensed Product in the Licensed Territory or the Rest of the World, to the extent such clinical trials would reasonably be expected to have implications on sales of Licensed Product by the other party in any other country..

            (iii)   identify new indications for Licensed Product; and

            (iv)   develop Licensed Product for FMS and all new indications that are identified, at its own expense, according to the Development Plan.

          (c)    FTE Funding.    During the R&D Term, Cypress shall devote the number of FTEs to the R&D Plan as specified therein and Forest shall make research funding payments to Cypress for such number of FTEs, in advance on a quarterly basis at the beginning of each calendar quarter, at the rates specified in the R&D Plan per FTE per year. Cypress shall provide a quarterly report detailing the actual FTE time devoted to the R&D Plan during such quarter. Cypress retains complete discretion to change the identity of any individual employee or consultant assigned to work on matters related to this Agreement and/or the frequency and the time during which such individual employee's or consultant's efforts are devoted to the R&D Plan. Within 30 days of the end of each quarter, the parties will make reconciling payments, if any are required, to reflect the actual FTE time devoted to activities under the R&D Plan in such quarter.

          (d)    Compliance with Laws.    Each party shall comply, and shall cause its employees, agents and representatives to comply, with all applicable laws, regulations and guidelines in connection with research and development of Licensed Product, including any registration of Licensed Product, under this Agreement.

        3.2    Registration Activities.    Forest shall use commercially reasonable efforts to obtain or assist Cypress in obtaining in a timely manner NDA approvals and any additional Regulatory Approvals with respect to Licensed Product by the health/regulatory authorities of the United States, and if determined appropriate by Cypress or Forest after review by the Steering Committee as contemplated in Section 9.2 of the License Agreement, Canada. Upon the Effective Date, Cypress shall appoint Forest as agent for Cypress for purposes of the IND and with respect to the NDA for Licensed Product; provided that, a representative of Cypress (the "Cypress FDA Contact") shall be the primary contact with the FDA prior to commencement of the second Phase III clinical trial for Licensed Product or such other time as mutually agreed. Forest shall be primarily responsible for NDA preparation and submission, and Cypress shall hold the NDA for Licensed Product. Cypress shall review and provide comments on the NDA for Licensed Product, and Forest agrees that it shall not submit any NDA to the FDA until Cypress and Forest mutually agree to such NDA. Forest and Cypress shall keep one another fully informed of the registration process of Licensed Product through the Joint Development Committee.

        3.3    Meetings and Communications with the FDA and Other Regulatory Authorities.    Prior to commencement of the second Phase III clinical trial for Licensed Product, the Cypress FDA Contact shall be the primary day to day contact with the FDA, except that each party shall notify the other party in advance of any substantive communications, in which case both parties shall participate in such substantive communications. Subject to the preceding sentence, Cypress and Forest shall mutually attend all meetings, participate in any oral communications and agree upon any written communications with the FDA and any other health/regulatory authorities in the Licensed Territory relating to Licensed Product and Cypress and Forest shall allow Pierre Fabre representatives to participate in any substantive meetings and communications, to the extent permitted by such authorities. Beginning upon commencement of the second Phase III clinical trial for Licensed Product, Forest shall lead all meetings, oral communications and written communications with the FDA and any other health/regulatory authorities of the Licensed Territory relating to Licensed Product and shall allow Cypress and Pierre Fabre representatives to participate in any substantive meetings and substantive oral or written communications, to the extent permitted by such authorities.

        3.4    Pre-Marketing Activities.    During the development of Licensed Product and until Forest commences commercialization of Licensed Product, Forest shall conduct pre-marketing activities, with input from the Joint Development Committee, and use commercially reasonable efforts to successfully launch of Licensed Product in the Licensed Territory.

        3.5    Promotion, Marketing and Sales Activities.    Forest shall use commercially reasonable efforts to conduct all promotion, marketing and sales activities with respect to Licensed Product in the Licensed Territory, subject to the Promotion Rights of Cypress.

          (a)    Forest Sales Force.    From the date of launch of Licensed Product and thereafter during the License Term, and consistent with the Marketing Plan, Forest shall deploy the Forest Sales Force. All direct costs of the Forest Sales Force, such as salaries, benefits and travel costs, shall be borne in full by Forest. Forest will train the Forest Sales Force with respect to Licensed Product, and will bear its own expenses in connection therewith.

          (b)    Responsibility for Launch, Promoting and Distributing Licensed Product.    Forest and its sublicensees shall be responsible for the launch, promotion and distribution of Licensed Product in the Licensed Territory, subject to the Promotion Rights held by Cypress, provided that the decision to launch the Licensed Product in Canada shall be subject to the good faith business judgment of Forest, after review by the Steering Committee as contemplated in Section 9.2 of the License Agreement. All costs associated therewith shall be borne by Forest and its sublicensees. The launch of Licensed Product by Forest or its sublicensee in the United States shall take place within no more than six months following NDA approval, including, for this purpose, FDA approval of labeling and product launch promotional materials of such Licensed Product. No later than six months prior to the Estimated Date of First Commercial Sale in the United States, Forest shall prepare and submit to the Joint Development Committee for review and comments a rolling three-year marketing and commercial plan for Licensed Product in the Field in the Licensed Territory that will include its (1) marketing strategy, (2) Sales Forecasts, as described in Section 5.3(b), and (3) Minimums, as described in Section 5.3(c) (the "Marketing Plan"). The Marketing Plan for each fiscal year shall also include amounts budgeted for expenditures by Forest on sales and sales management, physician promotion and medical education for Licensed Product in such fiscal year, the aggregate number of detailing calls with respect to Licensed Product that are projected in such fiscal year and the percentage (up to 25%) of the total detailing calls with respect to Licensed Product to be performed by the Cypress Sales Force in such fiscal year (the "Annual Cypress Percentage"). The Marketing Plan shall be updated on an annual basis by Forest by submitting such updated Marketing Plan to Cypress six months in advance of the beginning of the next applicable fiscal year. Cypress and Forest shall then discuss and agree upon such Marketing Plan within 30 days after submission of such Marketing Plan to Cypress. Cypress may submit the Marketing Plan to Pierre Fabre under the License Agreement, and the parties acknowledge that the Marketing Plan shall be reviewed by the Steering Committee as contemplated in Section 9.2 of the License Agreement.

          (c)    Promotion, Marketing and Sales Efforts.    Forest shall use commercially reasonable efforts to promote, market and sell Licensed Product in the Licensed Territory, using efforts consistent with pharmaceutical industry standards for pharmaceutical products of comparable commercial potential. Such efforts shall include, without limitation, positioning Licensed Product at P2 or higher (on a weighted average basis consistent with the weighting of details by position applied by Forest generally to its promotional activities and consistent with industry standards for comparable promotional activities) during the Exclusive Period; provided that such positioning requirements shall be subject to modification by Forest with respect to the last two years of the Exclusive Period based upon competitive conditions, changes in the market and commercial reasonableness. In the event Forest introduces a product as contemplated under Section 5.4(b), Forest agrees to continue to use commercially reasonable efforts to promote Licensed Product, taking into account the current life stage of Licensed Product. In addition, Forest agrees that in each fiscal year, it shall spend on promotion, marketing and sales efforts on Licensed Product an amount equal to at least [...***...] of the amount budgeted for such activities in such fiscal year and shall make at least [...***...] of the aggregate number of detailing calls with respect to Licensed Product that are projected in such fiscal year to be made by the Forest Sales Force based on the budget or projection in the Marketing Plan for the applicable year. Failure to comply in any material respect with the obligations of this Section shall be deemed a material breach of this Agreement, subject to all of the terms and conditions applicable to a material breach.

          (d)    Compliance with Laws.    Forest shall comply, and shall cause the Forest Sales Force and all other employees, agents and representatives of Forest to comply, with all applicable laws, regulations and guidelines in connection with the promotion, marketing and sale of Licensed Product, including the Prescription Drug Marketing Act and the Federal Anti-Kickback Statute.

        3.6    Promotion Rights.

          (a)    Promotion Rights of Cypress.    Cypress shall have the right to promote Licensed Product in the Field in the United States through the Cypress Sales Force by making up to 25% of the total detailing calls with respect to Licensed Product in each year of the License Term measured on a per physician call basis (the "Promotion Rights"), unless Cypress provides written notice to Forest at any time prior to such NDA filing for the applicable Licensed Product that it waives such Promotion Rights. If Cypress exercises the Promotion Rights, it agrees to use commercially reasonable efforts to cause the Cypress Sales Force to perform the Annual Cypress Percentage of the total detailing calls with respect to Licensed Product. Cypress' right to exercise its Promotion Rights shall be subject to Cypress possessing a fully trained and qualified sales force, based on the same criteria applicable by Forest to the qualification and training of sales representatives generally, at least 30 days prior to the commencement by Cypress of promotional efforts. Cypress shall provide Forest with at least 12 months notice prior to each marketing year of the percentage of detailing efforts (but not more than 25%) which Cypress agrees to undertake for such marketing year; provided that the percentage specified by Cypress for the launch of Licensed Product shall apply for at least the first two marketing years. Cypress' performance of detailing pursuant to the exercise of its Promotion Rights shall be subject to the provisions of the Marketing Plan.

          (b)    Provision of Materials by Forest.    Forest will supply to Cypress, at no cost to Cypress, copies of its art work and other marketing materials with respect to Licensed Product and Cypress will be required to use Forest's art work and other marketing materials in connection with its Promotion Rights.

          (c)    Payment to Cypress.    In each calendar year, Forest will, on a quarterly basis in arrears, pay Cypress for the promotional efforts of the Cypress Sales Force, based on the number of detailing calls made by the Cypress Sales Force in such quarter under the Marketing Plan, in an amount equal to the cost of such effort to Forest had it been accomplished by the Forest Sales Force, such costs to be described on a schedule mutually agreed upon by Forest and Cypress and attached to this Agreement as Exhibit E. Forest further agrees that, in the event the Marketing Plan provides for any specific marketing costs to be borne by Cypress, Forest will, on a quarterly basis in arrears, reimburse Cypress for any such actual costs.

          (d)    Financing for Promotion Rights.    In the event Cypress maintains the Promotion Rights, Forest will extend a line of credit to Cypress against which, beginning six months prior to the Estimated Date of First Commercial Sale, Cypress may borrow such amounts as are necessary to constitute and maintain the Cypress Sales Force and otherwise exercise the Promotion Rights, up to $10 million. Cypress agrees to draw down on the line of credit only such amounts as expected to be needed to finance the Cypress Sales Force by providing written notice to Forest that specifies the amount requested and the reasons for the draw down with reasonable specificity. Any amounts owing by Cypress to Forest under the line of credit shall bear interest at LIBOR, as adjusted monthly, and shall be repaid solely by applying future royalties payable to Cypress under this Agreement against such outstanding amounts; provided that such royalties will not be reduced by more than [...***...] in any quarter as a result of any credit. At the option of Forest, all or any portion of such amounts owing under the line of credit may instead be converted into equity of Cypress at a pre-determined price, as described in the Equity Issuance Agreement; provided that in no event will Cypress be obligated to issue equity of Cypress under this Agreement or the Equity Issuance Agreement to the extent such issuance would require approval of Cypress' stockholders under the rules and regulations of The Nasdaq Stock Market (or any other national securities exchange on which its Common Stock is then traded). In the event this Agreement is terminated by Forest or Cypress, other than by Cypress under Section 14.2(a) or (b), and there are any amounts owing by Cypress to Forest under the line of credit, Cypress agrees that, if it has in cash an amount equal to or greater than [...***...], it shall repay Forest such outstanding amounts within one year of the date of termination of this Agreement. In the event this Agreement is terminated by Cypress under Sections 14.2(a) or (b), or in the event this Agreement is terminated under any other circumstances and Cypress does not have an amount at least equal to [...***...] available in cash, and there are any amounts owing by Cypress to Forest under the line of credit, Forest may elect to convert the outstanding amounts into equity pursuant to the terms of the Equity Issuance Agreement or may elect to receive payments over the a five year period, in quarterly installments, following the date of termination of this Agreement.

          (e)    Compliance with Laws.    Cypress shall comply, and shall cause the Cypress Sales Force and all other employees, agents and representatives of Cypress to comply, with all applicable laws, regulations and guidelines in connection with the promotion, marketing and sale of Licensed Product, including the Prescription Drug Marketing Act and the Federal Anti-Kickback Statute.

        3.7    Co-Promotion Rights.    Forest agrees to explore with Cypress opportunities to co-promote other Forest products on terms to be negotiated in good faith between Cypress and Forest (the "Co-Promotion Rights").

        3.8    License to Cypress by Forest for Promotion and Co-Promotion Rights.    Forest shall grant to Cypress a royalty-free exclusive license, to all Patents and Trademarks Controlled by Forest that are necessary or useful for the development, manufacture, commercialization or use of Milnacipran and Licensed Product in the Licensed Territory to the extent necessary for Cypress to practice the Promotion Rights. Forest shall also grant to Cypress any license necessary or useful in connection with its Co-Promotion Rights.

4.     OWNERSHIP OF INFORMATION AND ACCESS TO INFORMATION

        4.1    Cypress Information.    Cypress Information derived from development, marketing and other permitted activities under and during the License Term with respect to Licensed Product and all intellectual property rights therein, if any, including without limitation, the Licensed Patents (other than Pierre Fabre Patents and any Patents licensed to Cypress under the Collegium Agreement) shall be the sole property of Cypress, subject only to the license rights granted to Forest under this Agreement. Subject to Section 2.4(d), the interest of Cypress in the Cypress Information shall automatically be deemed included in the rights licensed under this Agreement to Forest with respect to the Licensed Territory. Forest shall have reasonable access, upon request, to updated Cypress Information and all related intellectual property rights, and Cypress agrees to regularly provide Forest with such Cypress Information through the Joint Development Committee.

        4.2    Forest Information.    Forest Information derived from development, marketing and other permitted activities under and during the License Term with respect to Licensed Product and all intellectual property rights therein, if any, shall be the sole property of Forest (or its Affiliates or sublicesees, as applicable), subject only to the license rights granted to Cypress under this Agreement. Cypress shall have reasonable access, upon request, to updated Forest Information and all related intellectual property rights, and Forest shall regularly provide Cypress with such Forest Information through the Joint Development Committee.

        4.3    Title to Inventions.    Inventorship of Information will be determined by the applicable laws of the country or jurisdiction in which the particular Information or invention is made or discovered. If there is a dispute between the parties as to which party shall own any particular item of Information, the Joint Development Committee shall establish a procedure to resolve such dispute, which may include engaging a qualified third party patent attorney completely unaffiliated with and independent of the parties and jointly selected by the parties, as an expert to resolve such dispute.

5.     TRADEMARKS; MINIMUMS; LIMITATIONS

        5.1    Trademarks; Trade Dress Marking.    In the Licensed Territory, Licensed Product (other than a non-branded Generic Product) will be sold by Forest and its Affiliates and sublicensees exclusively under the Trademarks and subject to the terms and conditions set forth in the Trademark License Agreement, and if applicable, the Cypress Trademark Agreement. The Trademarks shall be chosen by Forest, and Forest shall assign to Pierre Fabre all of its rights in such Trademarks to the extent such assignment is necessary. In choosing such Trademark, Forest will consider trademarks suggested by Pierre Fabre and shall include any such suggested trademarks in market research conducted by Forest in connection with selecting the Trademark. Licensed Product (other than a non-branded Generic Product) will be marketed by Forest and its Affiliates and sublicensees in the Licensed Territory under trade dress which shall include the notices "Licensed from PIERRE FABRE" and "Licensed from Cypress Bioscience" in a legible manner on all packaging, leaflets, documents, materials and generally in association with the reference to Licensed Product and the Trademark, to the extent acceptable under applicable laws and regulations in the Licensed Territory.

        5.2    Cypress Trademark.    In the event Pierre Fabre abandons a Trademark and it is assigned to Cypress as provided in the Pierre Fabre Trademark Agreement, then Forest and Cypress shall enter into a trademark agreement (the "Cypress Trademark Agreement") on the same terms and conditions as set forth in the Pierre Fabre Trademark Agreement (with Cypress as the Trademark owner and Forest as the licensee), except for the provisions of Section 1.10 thereof (i.e., the Trademark license will be deemed fully paid and royalty free).

        5.3    Sales; Sales Forecasts; Minimums.

          (a)    Sales.    During the License Term, Forest and its Affiliates and sublicensees commit to procure sales, create a demand and continuously develop the sales of Licensed Product in the Field in the Licensed Territory using commercially reasonable efforts.

          (b)    Sales Forecasts.    Forest will comply with and satisfy all the terms and conditions required of Cypress and its sublicensees under Section 5.3(a) of the License Agreement with respect to the Licensed Territory, including, without limitation, delivery of Sales Forecasts.

          (c)    Minimums.    Forest will comply with and satisfy all the terms and conditions required of Cypress and its sublicensees under Section 5.3(b) of the License Agreement with respect to the Licensed Territory, including, but not limited to, achievement of Minimums and payment of the specified amounts to Pierre Fabre in the event of failure to comply with Minimums. Cypress agrees that in the event it exercises its Promotion Rights, to the extent that any Licensed Product Shortfall is attributable solely to the failure by the Cypress Sales Force to make its proportional share of detailing calls with respect to Licensed Product in the applicable year under the Marketing Plan required to achieve the applicable Minimums, then Cypress shall pay its proportional share of any payment due to Pierre Fabre under Section 5.3(b)(ii) of the License Agreement.

        5.4    Limitations.

          (a)   The parties shall be subject to the provisions of Section 3.7 of the Letter Agreement.

          (b)   If, during the Exclusive Period, Forest or any of its Affiliates, licensees or sublicensees markets or sells any product (other than (1) Licensed Product, (2) SNRI product, which shall be subject to Section 3.7 of the Letter Agreement or (3) Forest Product, which shall be subject to Section 5.4(c)) for FMS in the Licensed Territory using any Information developed or generated in the course of performance of this Agreement or disclosed by Cypress to Forest pursuant to this Agreement, Forest will pay Cypress a royalty of [...***...] on net sales of such product; provided that such amount may be reduced by written agreement of Cypress and Forest after good faith negotiations to account for any royalty payments that Forest or its licensees must make to any Third Parties with respect to such product. Such royalty shall be payable for the Exclusive Period, but in any event, the payment term shall not be less than three years, and the provisions of Section 10 with respect to payment terms shall apply to such royalty payment. This Section 5.4(b) shall not restrict Forest from conducting clinical trials in FMS of any product being developed by Forest for neuropathic pain indications as of the Effective Date, including without limitation, the compounds [...***...], if such clinical trials in FMS are required by the FDA for the NDA submission for such product, and no royalty shall be payable pursuant to this Section 5.4(b) with respect to such product (as long as it is not a Licensed Product).

          (c)   If, during the Exclusive Period, Forest or any of its Affiliates, licensees or sub-licensees markets or sells any product containing the compound [...***...] ("Forest Product") for FMS in the Licensed Territory, Forest shall negotiate in good faith with Cypress and Pierre Fabre regarding compensation to Cypress for royalty payments and milestone payments with respect to Licensed Product that would have been made under this Agreement during the Exclusive Period had such Forest Product not been marketed or sold during the Exclusive Period and compensation to Pierre Fabre for royalty payments, and, if applicable, [...***...] and an amount equal to [...***...]. In the event the parties are not able to reach agreement with respect to the compensation that would be payable to Cypress and Pierre Fabre, the limited issue of the amount of such compensation shall be referred to one expert with relevant industry experience. If the parties cannot agree on one expert, then a panel of experts with relevant industry experience shall be formed for such purpose, which panel shall be comprised of (i) three experts with one expert being chosen by Forest and one expert being chosen by mutual agreement of Cypress and Pierre Fabre if Cypress and Pierre Fabre mutually agree to one expert, and the third expert being chosen by mutual agreement of the two experts chosen by the parties, or (ii) if Cypress and Pierre Fabre do not mutually agree to one expert, then five experts with one expert being chosen by Forest, one expert being chosen by Cypress, one expert being chosen by Pierre Fabre, and two experts being chosen by mutual agreement of the three experts chosen by the parties. The expert or panel of experts, as applicable, must be chosen within 30 days from the date of notice by any party regarding the need to appoint such expert or panel of experts. Each party shall provide such expert or panel of experts any information relevant to the issue of the amount of such compensation, including, without limitation, information regarding the projected sales of such Forest Product and the historical and projected sales of Licensed Product. The expert or panel of experts shall review such information provided, use such information in calculating the compensation payable by Forest to Cypress and Pierre Fabre and provide the parties with the result of such calculation within 30 days from the selection of the expert or the last expert on the panel, as applicable. Cypress, Forest and Pierre Fabre shall each pay one-third of the costs of engaging the expert or the panel of experts under this Section 5.4(c).

6.     LICENSE FEES; MILESTONE PAYMENTS; AND ROYALTY PAYMENTS

        6.1    Research and Development Expenses.    All expenses incurred by Cypress from and after the Effective Date for research and development with respect to Licensed Product pursuant to the Development Plan, including but not limited to, the amounts payable pursuant to Section 3.1(c) and the expenses for preclinical development, clinical trials, preparing, filing and maintaining INDs and NDAs and other regulatory activities, shall be paid by Forest. Cypress shall provide Forest with an invoice outlining its research and development expenses with respect to Licensed Product, other than amounts payable for FTEs which shall be subject to Section 3.1(c), at the end of each quarter. Forest will reimburse Cypress for such expenses within 30 days of receipt of such invoice.

        6.2    License Fees.

          (a)   Forest shall pay Cypress a non-refundable, non-creditable license fee of $25,000,000 payable within five days of the Effective Date.

          (b)   Forest shall pay Cypress a non-refundable, non-creditable license fee of [...***...] if Forest extends the Licensed Territory pursuant to Section 2.6 to include Canada and of [...***...] on the Date of First Commercial Sale in Canada.

          (c)   In the event Forest exercises an Option under Section 2.4(b), Forest shall pay Cypress a non-refundable, non-creditable license fee in the amount equal to [...***...] of the amounts paid to any Third Party, including Collegium, to fund research and development from and after the Effective Date through the date of notice provided by Forest exercising such Option for the applicable Cypress Compound. In the event Forest exercises the Option under Section 2.4(b), Forest shall also pay Cypress a non-refundable, non-creditable license fee in the amount equal to all amounts paid by Cypress [...***...] to fund research and development of the applicable Cypress Compound prior to the Effective Date (such amounts to include, as applicable, the [...***...]. Notwithstanding the foregoing, Forest shall not owe Cypress any amount under this Section 6.2(c) with respect to Cypress Collegium Compounds in the event Forest exercises the Option as to Cypress Collegium Compounds under the circumstances described in Section 2.4(d).

        6.3    Milestone Payments.

          (a)   Forest shall pay Cypress the following non-refundable, non-creditable payments within 10 days after the occurrence of each of the following milestone events with respect to Licensed Product in the Licensed Territory.

Milestone Event	Milestone Payment
[...***...]	[***]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
Total Potential Milestone Payments	[...***...]

          (b)   In the event the Option is exercised and a Cypress Compound is the only Licensed Product developed and/or commercialized, the milestone payments described in Section 6.3(a) shall be payable with respect to such Licensed Product. In the event the Option is exercised and Forest has paid the milestone payments under Section 6.3(a) with respect to a Licensed Product, that is not a Cypress Compound, the following additional milestone payments will be payable to Cypress with respect to one Licensed Product containing a Cypress Compound, which milestone payment shall be non-refundable, non-creditable and shall be payable within 10 days after the occurrence of each of the following milestone events with respect to such Licensed Product in the Licensed Territory; provided that, the total milestone payments payable under this Section 6.3(b) shall not exceed $[...***...]; provided further, that in the event that both Cypress and Forest determine that a Cypress Compound should be developed and/or commercialized but Forest believes that the aggregate potential milestones under this Section 6.3(b) are cost prohibitive, Cypress agrees to discuss in good faith with Forest the potential reduction of the milestone payments payable under this Section 6.3(b):

Milestone Event	Milestone Payment in the Event the Cypress Compound is a Cypress Formulation
[...***...]	$	[...***...]
[...***...]	$	[...***...]
[...***...]	$	[...***...]
[...***...]	$	[...***...]
[...***...]	$	[...***...]
Total Potential Milestone Payments	$	[...***...]
Milestone Event	Milestone Payment in the Event the Cypress Compound is a Cypress Analog
[...***...]	$	[...***...]
[...***...]
[...***...]	$	[...***...]
[...***...]	$	[...***...]
[...***...]	$	[...***...]
Total Potential Milestone Payments	$	[...***...]

          (c)   In no event shall Forest be required to pay any given milestone payment under Section 6.3(a) or Section 6.3(b), as applicable, for more than one Licensed Product.

        6.4    Royalty Payments for Licensed Product (other than Generic Product).    As consideration for the rights granted pursuant to Section 2.1, Forest shall pay on a Licensed Product-by-Licensed Product basis for Licensed Product (other than Generic Product):

          (a)   To Cypress, a royalty of [...***...] of Net Sales of Licensed Products during the License Term; and

          (b)   To Pierre Fabre, the royalty payments described in Sections 6.4(a), (b) and (c) of the License Agreement with respect to the Licensed Territory during the required term set forth therein.

        During the period prior to expiration of the obligation of Forest to make the royalty payment described in Section 6.4(a) of the License Agreement, Forest may credit the amount by which the total payments by Forest under Sections 6.4(a) and (b) above and Section 7.3 below in any year exceed [...***...] of Net Sales for such year against royalty payments due to Cypress under Section 6.4(a) above; provided that in no event shall the amount payable to Cypress under Section 6.4(a) above be reduced below [...***...] of Net Sales of Licensed Products in any quarter as a result of such credit. During the period after expiration of the obligation of Forest to make the royalty payment described in Section 6.4(a) of the License Agreement, Forest may credit the amount by which the total payments by Forest under Sections 6.4(a) and (b) above and Section 7.3 below in any year exceed [...***...] of Net Sales for such year against royalty payments due to Cypress under Section 6.4(a) above; provided that in no event shall the amount payable to Cypress under Section 6.4(a) above be reduced below [...***...] of Net Sales of Licensed Products in any quarter as a result of such credit.

        6.5    Royalty Payments for Generic Product.    As consideration for the rights granted pursuant to Section 2.1, Forest shall pay to Cypress, on a Generic Product-by-Generic Product basis, a royalty equal to [...***...] of Profits during the License Term.

        6.6    Payment Due to Credit Under the License Agreement.    In the event there is a credit under Section 6.5 of the License Agreement due to a payment made to Pierre Fabre by Cypress under Section 6.5 of the License Agreement and such payment is applied as a credit against the royalty payments that would otherwise be payable by Forest to Pierre Fabre under Section 6.4(b) of this Agreement, Forest agrees that it shall make a cash payment to Cypress in the aggregate amount of such credit as such credit is applied to any Forest payment, each such payment to be within 60 days of such credit.

        6.7    Notice of Payment.    Forest agrees to provide written notice to Cypress of payment to Pierre Fabre of the royalty payments made under Section 6.4(b) above and the Transfer Price payments made under Section 7.3 below, such notice to include the information required under Section 10.1, at the time such payments are made to Pierre Fabre.

        6.8    Cypress Payments to Third Parties.    Cypress will remain responsible for any milestone or royalty payments that it is obligated to make to Pierre Fabre or any other Third Party with respect to Licensed Products, except as specifically provided herein.

7.     SUPPLY OF API AND TRANSFER PRICE

        7.1    Supply by Pierre Fabre.    Forest agrees that Pierre Fabre shall be the exclusive supplier of Bulk API to Forest, subject to the terms and conditions of the Supply Agreement.

        7.2    Agreement by Cypress Regarding Supply.    Cypress agrees that it will submit no forecast or binding order for Licensed Product with respect to the Licensed Territory to Pierre Fabre under the Supply Agreement to the extent inconsistent with any forecast or binding order for Licensed Product submitted by Forest to Pierre Fabre under the Supply Agreement and will consent to any such forecast or binding order for Licensed Product submitted by Forest.

        7.3    Transfer Price for API.    As part of the Letter Agreement, Forest shall agree to pay Pierre Fabre directly for API purchased directly from Pierre Fabre at a price determined and as adjusted under Sections 5.1 and 8.12 of the Supply Agreement, plus transport, customs, duties and similar charges to the extent not paid by Pierre Fabre. Forest acknowledges that it shall be responsible, at its own cost, for fill and finish of API purchased from Pierre Fabre.

8.     ADVERSE EVENTS.

        Forest shall comply with and satisfy all the terms and conditions as agreed to by Cypress in Section 8 of the License Agreement related to adverse events.

9.     JOINT DEVELOPMENT COMMITTEE; STEERING COMMITTEE AND WORKING GROUP.

        9.1    Establishment of Joint Development Committee.    Within 30 days of the Effective Date, the parties shall establish a committee (the "Joint Development Committee"), which shall perform the functions provided in this Section 9. The Joint Development Committee shall include an equal number of members designated by each of Forest and Cypress, such number to be mutually agreed upon by the parties. Each Joint Development Committee member shall have experience appropriate for the activities to be conducted by the Joint Development Committee. The Joint Development Committee shall meet at such times and such places as shall be determined from time to time by Forest and Cypress, but in any event, not less than twice in each calendar year. Members of the Joint Development Committee may participate in meetings of the Joint Development Committee in person or by conference telephone call. A quorum for the conduct of business by the Joint Development

Committee shall consist of a majority of the members designated by Forest and a majority of the members designated by Cypress. All actions and decisions by the Joint Development Committee shall require approval of a majority of the members at a meeting at which a quorum is present. All actions taken, whether at a meeting or by an action by written consent, shall be set forth in minutes and circulated to each member of the Joint Development Committee. Expenses incurred by a member of the Joint Development Committee in connection with the activities of the Joint Development Committee will be borne by the party that designated such member.

        9.2    Joint Development Committee Functions.    The Joint Development Committee shall have the authority to conduct the following activities and such other activities as may be agreed to in writing by the parties; provided that, any reference to any activity to be monitored, reviewed and/or discussed shall not provide the Joint Development Committee any decision making authority with respect to such activity, unless such decision making authority is expressly provided in this Section 9.2:

          (a)   Create, monitor, review, discuss, and amend (as determined necessary) the Development Plan and budget for Licensed Product, including progress and performance thereunder,

          (b)   Discuss and determine the choice of formulation for a Licensed Product and intended use of such formulation;

          (c)   Review and discuss information regarding the status of Cypress Compounds provided by Cypress during the Option Period;

          (d)   Monitor, review, discuss and amend (as determined necessary) the R&D Plan;

          (e)   Determine requirements for additional clinical trials of Licensed Product, including any Phase IV clinical trials, after completion of the clinical trials contemplated in the Development Plan and allocate responsibilities for the conduct of any such additional clinical trials;

          (f)    Review and discuss the registration process for Licensed Product;

          (g)   Review and discuss pre-marketing activities designed to ensure successful launch of Licensed Product in the Licensed Territory;

          (h)   Monitor, review and discuss the Marketing Plan;

          (i)    Review and discuss Forest Information and Cypress Information presented at each meeting of the Joint Development Committee;

          (j)    Review and discuss the sale by Cypress or Forest of any product (other than Licensed Product) for FMS in the Licensed Territory (as contemplated under Sections 2.4(d) or 5.4(b) or (c), as applicable);

          (k)   Determine if there is any basis for filing any NDA for Licensed Product, including discussions regarding whether the development program indicates issues of safety or efficacy that are likely to prevent or significantly delay the filing or approval of the NDA or to result in labeling or indications which would significantly adversely affect the marketing of Licensed Product;

          (l)    If there is a dispute between the parties as to which party shall own any particular item of Information, establish a procedure to resolve such dispute, which may include engaging a qualified Third Party patent attorney completely unaffiliated and independent of the parties and jointly selected by the parties, as an expert to resolve such dispute (as contemplated under Section 4.3);

          (m)  In the event there are Joint Patents, determine which party shall be responsible for obtaining, prosecuting or maintaining right to such Joint Patents.

        9.3    Dispute Resolution.    In the event the Joint Development Committee is unable to decide or resolve any issue related to the Joint Development Committee functions, other than any issue under the Marketing Plan or any related marketing activities, the issue shall be referred to the Chief Executive Officer of Cypress and the Chief Executive Officer of Forest, or the Chief Executive Officer of any Affiliate of Forest that is primarily responsible for the activities of Forest under this Agreement, as directed by Forest. Such officers of the parties shall meet promptly thereafter and shall negotiate in good faith to resolve such issue within 30 days of commencing such negotiations, but in any event shall continue negotiations until they reach mutual agreement and neither party may take any action related to such disputed issue until there is mutual agreement by the representatives of Forest and Cypress on the Joint Development Committee; provided that, in the event either party is not acting in good faith with respect to such negotiations, the other party shall be permitted to resolve such issue by arbitration, as provided in Section 16.2. In the event the Joint Development Committee is unable to decide or resolve any issue related to the Joint Development Committee functions that arises under the Marketing Plan or any marketing related activities, the representatives of Forest on the Joint Development Committee will have the final determination with respect to such issue. In particular, without limiting the foregoing, with respect to design of any pivotal Phase III clinical trial, Cypress and Forest will discuss the design of such trial in good faith and attempt to reach agreement on such design, and the trial will not begin until the parties have reached agreement on the design of such trial.

        9.4    Steering Committee; Working Group.    The parties acknowledge that under Section 9.1 of the License Agreement, the Steering Committee shall consist of four persons and under Section 3.1 of the Supply Agreement, the Working Group shall consist of six persons (in each case, or such other number as mutually agreed by Cypress and Pierre Fabre) with an equal number of members designated by each of Pierre Fabre and Cypress. Each of Cypress and Forest shall designate an equal number of representatives to the Cypress seats on each of the Steering Committee and the Working Group, except as otherwise agreed upon by Cypress and Forest; provided, however, that the Cypress representative shall have the sole decision making authority as to such committees with respect to matters outside the Licensed Territory.

        9.5    Decision Making Authority.    In every circumstance where the License Agreement, Supply Agreement or Trademark Agreement provide for ultimate decision making authority by Cypress, Cypress agrees to exercise such decision making authority as directed by Forest with respect to any matter as to which Forest has final decision making authority under Section 9.3.

10.   PAYMENT; RECORDS; AUDITS

        10.1    Payment; Reports.    Royalty payments and reports for the sale of Licensed Product shall be calculated and reported for each calendar quarter. All payments due under this Agreement shall be paid within 45 days of the end of each calendar quarter, unless otherwise specifically provided herein. Each payment of royalties shall be accompanied by a report of Net Sales of Licensed Products in sufficient detail to permit confirmation of the accuracy of the payment made, including without limitation and on a country-by-country basis, the number of Licensed Products sold, the gross sales and Net Sales of Licensed Product, the Profits (if applicable), the royalty payable, the method used to calculate the payment and the exchange rates used.

        10.2    Exchange Rate; Manner and Place of Payment.    All payments due and payable under this Agreement by one party to the other party shall be payable in United States dollars; provided, however, that any payment to be made by Cypress to Forest under Section 2.7(b) based on payments made by Pierre Fabre to Cypress in Euros and any payment to be made by Forest to Pierre Fabre under Section 6.4(b) and Section 7.3 shall be made in Euros. With respect to each quarter, for countries other than the United States, whenever conversion of payments from any foreign currency shall be required, such conversion shall be made at the rate of exchange reported in The Wall Street Journal, (absent any error), on the last business day of the applicable quarter. All payments owed under this Agreement shall be made by wire transfer to a bank and account designated in writing by the party entitled to receive such payment, unless otherwise specified in writing by such party.

        10.3    Withholding of Taxes.    The party receiving payments under this Agreement will pay any and all taxes levied on account of such payment. If any taxes are required to be withheld by the paying party, it will (a) deduct such taxes from the remitting payment, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to the other party and certify its receipt by the taxing authority within 60 days following such payment.

        10.4    Records and Audits.    During the period during which a party is entitled to receive payments from the other party under this Agreement and for a period of four years thereafter, the paying party and the receiving party shall keep complete and accurate records sufficient to permit the other party to confirm the accuracy of all payments due hereunder, including without limitation, with regard to Forest, records pertaining to gross sales and Net Sales of Licensed Products and, including without limitation, with regard to Cypress, records pertaining to promotional efforts of the Cypress Sales Force, if applicable, and FTE time devoted to the R&D Plan. The party receiving payment or making payment shall have the right to cause an independent, certified public accountant reasonably acceptable to the other party to audit such records of such other party to confirm the accuracy of the payments made, including without limitation, with regard to Forest, Net Sales, for a period covering not more than the preceding three years and, including without limitation, with regard to Cypress, records pertaining to promotional efforts of the Cypress Sales Force, if applicable, and FTE time devoted to the R&D Plan. Such audits may be exercised during normal business hours upon reasonable prior written notice to the audited party. Prompt adjustments shall be made by the parties to reflect the results of such audit. The party causing such audit shall bear the full cost of such audit unless such audit discloses a variance of more than 5% from the amount of the Net Sales or corresponding payments due under this Agreement. In the case of a variance of more than 5%, the audited party shall bear the full cost of such audit. In the event of underpayment, the audited party shall promptly remit to the other party the amount of any underpayment.

        10.5    Prohibited Payments.    Notwithstanding any other provision of this Agreement, if a party is prevented from paying any payments due hereunder by virtue of the statutes, laws, codes or governmental regulations of the country from which the payment is to be made, then such payments may be paid by depositing funds in the currency in which accrued to the other party account in a bank acceptable to such other party in the country whose currency is involved.

        10.6    Late Payments.    In the event that any payment due hereunder is not made when due, the payment shall accrue interest from the date due at the rate of 1.5% per month; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate; provided further that no such interest shall accrue until the other party has provided written notice of such late payment or during any period that any dispute with respect to a payment is being diligently pursued in good faith by the party from whom such payment is claimed. The payment of such interest shall not limit a party from exercising any other rights it may have as a consequence of the lateness of any payment.

11.   INTELLECTUAL PROPERTY

        11.1    Patent Prosecution and Maintenance of Pierre Fabre Patents.    Forest acknowledges that Pierre Fabre shall be responsible for prosecution and maintenance of all Pierre Fabre Patents at Pierre Fabre's sole expense. To the extent Cypress receives relevant information from Pierre Fabre, Cypress shall keep Forest informed of progress with regard to the prosecution, maintenance, enforcement and defense of the Pierre Fabre Patents by providing Forest with all copies of official actions, amendments and responses with respect to such prosecution, to the extent received from Pierre Fabre. Forest acknowledges that in the event Pierre Fabre desires to abandon any Pierre Fabre Patent in the Licensed Territory, and Forest may assume responsibility for such Pierre Fabre Patent and will bear the expense thereof.

        11.2    Patent Prosecution and Maintenance of Licensed Patents Other than Pierre Fabre.    Cypress shall be responsible for prosecution and maintenance of all Licensed Patents (other than Pierre Fabre Patents) at its own expense; provided that Forest will reimburse Cypress for the costs of filing, prosecution and maintenance (including legal costs) of Licensed Patents (other than the Pierre Fabre Patents) in the Licensed Territory for which it provides consent, not to be unreasonably withheld prior to such filing. Such reimbursement shall be made within 30 days of receipt of an invoice from Cypress. Cypress shall keep Forest informed of progress with regard to the prosecution, maintenance, enforcement and defense of the Licensed Patents (other than the Pierre Fabre Patents) in the Licensed Territory by providing Forest with copies of official actions, amendments and responses with respect to such prosecution.

        11.3    Cooperation of the Parties.    Each party agrees to cooperate fully in the prosecution of Licensed Patents under this Agreement.

        11.4    Infringement by Third Parties of Licensed Patents.

          (a)   Forest and Cypress shall promptly notify the other in writing of any alleged or threatened infringement or any challenge to the validity of the Licensed Patents or any challenge to Pierre Fabre's ownership of, or Cypress' and Forest's right to practice, the Pierre Fabre Patents or to Cypress' ownership of, or Forest's right to practice, the Licensed Patents (other than the Pierre Fabre Patents) of which they become aware.

          (b)   Forest acknowledges that Pierre Fabre has the first right to bring and control any action or proceeding with respect to infringement of any of the Pierre Fabre Patents, excluding any such action or proceeding filed in connection with an ANDA filed by a Third Party (an "ANDA Proceeding") which shall be covered by Section 11.4(c), at its own expense, subject to this Section 11.4(b), and by counsel of its own choice. In connection with such action or proceeding brought and controlled by Pierre Fabre, Cypress and Forest may elect to share the costs of such action or proceeding with Pierre Fabre and any recovery realized as a result of such action or proceeding as part of a cost-sharing arrangement, to be determined by mutual agreement of the parties in good faith, taking into account the relative economic interests of the parties, subject to Section 11.4(e) of the License Agreement. The party that brings and controls such action or proceeding shall keep the other parties updated regarding the status and costs of such action or proceeding. With respect to infringement of any of the Pierre Fabre Patents in the Licensed Territory, other than an ANDA Proceeding, if Pierre Fabre fails to bring an action or proceeding within (a) 120 days following the notice of alleged infringement or (b) 10 days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Forest shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and Cypress and Pierre Fabre shall have the right, each at its own expense, to be represented in any such action by counsel of its own choice. If Forest fails to proceed in a timely fashion with regard to bringing an action or proceeding, Cypress shall have the right to bring and control any such action at its own expense and by counsel of its own choice.

          (c)   Forest shall have the first right to bring and control any action or proceeding with respect to infringement of any of the Licensed Patents (other than the Pierre Fabre Patents) and any ANDA Proceeding related to the Pierre Fabre Patents in the Licensed Territory at its own expense, subject to this Section 11.4(c), and by counsel of its own choice. With respect to infringement of any Licensed Patents (other than the Pierre Fabre Patents) and any ANDA Proceeding related to the Pierre Fabre Patents in the Licensed Territory, if Forest fails to bring an action or proceeding within (a) 120 days following the notice of alleged infringement or (b) 10 days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Cypress shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and Forest shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If Forest brings any action or proceeding with respect to infringement of any of the Licensed Patents (other than the Pierre Fabre Patents), Cypress and Forest will share the costs and any recovery realized as a result of such action or proceeding as part of a cost-sharing arrangement, to be determined by mutual agreement of the parties in good faith, taking into account the relative economic interests of the parties and Forest shall keep Cypress updated regarding the status and costs of such action or proceeding. If Cypress or Forest brings an ANDA Proceeding, Cypress, Forest and Pierre Fabre will share the costs and any recovery realized as a result of such action or proceeding as part of a cost-sharing arrangement, to be determined by mutual agreement of the parties in good faith, taking into account the relative economic interests of the parties, subject to Section 11.4(e) of the License Agreement, The party that brings and controls such action or proceeding shall keep the other parties updated regarding the status and costs of such action or proceeding.

          (d)   In the event a party brings an infringement action, the other party shall cooperate fully, including if required to bring such action, the furnishing of a power of attorney. Both parties shall use their commercially reasonable efforts in cooperating with each other to terminate such infringement without litigation, if appropriate. Neither party shall have the right to settle any infringement litigation under this Section 11.4 relating to the Licensed Patents without the prior written consent of the other party (and Pierre Fabre with respect to Pierre Fabre Patents). Except as otherwise agreed to by the parties as part of a cost-sharing arrangement, and except as otherwise provided in Section 11.4(b) or 11.4(c), any recovery realized as a result of such litigation, after reimbursement of any litigation expenses of Forest and Cypress (and, if applicable, Pierre Fabre with respect to the Pierre Fabre Patents), shall be retained by the party that brought and controlled such litigation.

        11.5    Infringement of Third Party Rights.    Each party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either of the parties or their Affiliates, licensees or sublicensees pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party. Forest shall have the first right to control any defense of any such claim alleging that the sale of Licensed Products in the Field infringes any Third Party rights in the Licensed Territory, at its own expense and by counsel of its own choice, and Cypress and Pierre Fabre shall have the right, each at its own expense, to be represented in any such action by counsel of its own choice. If Forest fails to proceed in a timely fashion with regard to such defense, Cypress shall have the right to control any such defense of such claim at its own expense and by counsel of its own choice, and Forest shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Neither party shall have the right to settle any patent infringement litigation under this Section 11.5 relating to the manufacture or commercialization of Licensed Products in the Licensed Territory without the consent of such other party.

        11.6    Patent Prosecution Strategy.    The parties intend to establish, in each country worldwide where it is commercially reasonable to do so, Patent rights that are as broad as reasonably practicable with respect to Licensed Products and their manufacture or use in the Field; provided that neither party is obligated to file, prosecute and maintain any Patent unless there is mutual agreement between Cypress and Forest. The parties agree to cooperate with each other to achieve such intention, so as to maximize the commercial value of the Licensed Products by obtaining broad Patent-based exclusivity where available.

        11.7    Joint Patents.    The Joint Development Committee shall determine which party shall be responsible for obtaining, prosecuting or maintaining rights to Patents, in appropriate countries throughout the world, covering each invention in Information jointly owned by two or more parties ("Joint Patents"). The joint owners shall share equally the costs for filing, prosecuting or maintaining such Joint Patents throughout the world; provided, however, that either party may decline to bear its share of the costs and expenses to file, prosecute or maintain any particular Joint Patent in one or more countries. In that case the other party may undertake the responsibility for filing, prosecuting or maintaining such Joint Patent at its own expense, and if it does so, the declining party shall assign to the other party all its right, title and interest to any such Joint Patent(s) in respect of any territory where such party declined to share expenses, and upon such assignment such Joint Patent(s) shall become the sole property of the party receiving the assignment in such territories.

12.   REPRESENTATIONS AND WARRANTIES AND COVENANTS

        12.1    Mutual Representations and Warranties.    Each party represents and warrants to the other that:

          (a)    Power.    It is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full power and authority to enter into this Agreement and to carry out the provisions hereof.

          (b)    Due Authorization.    It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite action.

          (c)    Binding Agreement.    This Agreement is legally binding upon it, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

          (d)    Grant of Rights; Maintenance of Agreements.    It has not, and will not during the License Term, grant any right to any Third Party that would conflict with the rights granted to the other party hereunder. It has (or will have at the time performance is due) maintained and will maintain and keep in full force and effect all agreements (including license agreements) and filings (including patent filings) necessary to perform its obligations hereunder.

          (e)    Right to Grant Licenses.    It has the right to grant to the other party the rights granted under Section 2.1 and Section 2.6, as applicable.

        12.2    Cypress Representation.    As of the Effective Date, Cypress' rights to the Licensed Technology are not subject to any royalty obligation to any Third Party (including for this purpose, to officers, directors, employees or other consultants or agents of Cypress) and such rights are not subject to termination or limitation by any Third Party, except, in each such case, to the extent provided by the License Agreement and the Collegium Agreement. To Cypress' knowledge, based on representations by Pierre Fabre with respect to the Pierre Fabre Patents and related know-how, the practice of the Licensed Technology to develop or commercialize Licensed Product does not infringe (except to the extent such infringement is permitted by the License Agreement) any Patents of any Third Party and Cypress has not received notice or communication alleging that the practice of the Licensed Technology infringes or may infringe the rights of any Third Party, nor is Cypress aware of any reasonable basis for any such allegation. In addition, Cypress has taken no action which would give rise to any claim by any person for brokerage commissions, placement agent's fees or similar payments relating to this Agreement or the transactions contemplated hereby, except for its arrangement with Bear Stearns, whose fees will be paid by Cypress.

        12.3    Limitation of Representations and Warranties.    Neither party makes any other warranties, expressed or implied, except as set forth herein.

13.   CONFIDENTIALITY; PUBLICATION

        13.1    Confidentiality.    Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, the parties agree that, during the License Term and for 10 years thereafter, the receiving party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any confidential information (including without limitation, Information) furnished to it by the other party pursuant to this Agreement (collectively, "Confidential Information"). Each party agrees that this Agreement is the Confidential Information of each party. Each party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. Each party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information.

        13.2    Exceptions.    Confidential Information shall not include any information that the receiving party can prove by competent written evidence:

          (a)   is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available;

          (b)   is known by the receiving party at the time of receiving such information, as evidenced by its records; or

          (c)   is hereafter furnished to the receiving party by a Third Party, as a matter of right and without restriction on disclosure.

        13.3    Authorized Disclosure.    Each party may disclose Confidential Information belonging to the other party to the extent such other party provides written permission to disclose such Confidential Information, or if such disclosure is reasonably necessary in the following instances:

          (a)   prosecuting Patents and Trademarks;

          (b)   regulatory filings;

          (c)   prosecuting or defending litigation;

          (d)   complying with applicable court orders or governmental regulations;

          (e)   disclosure to Affiliates, sublicensees, employees, consultants, agents or other Third Parties in connection with due diligence or similar investigations by such Third Parties or the performance of its obligations or exercise of its rights under this Agreement, in each case who agree to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Section 13; and

          (f)    in the case of Cypress, disclosure to Pierre Fabre as required under the License Agreement or Collegium under the Collegium Agreement.

        Notwithstanding the foregoing, in the event a party is required to make a disclosure of the other party's Confidential Information pursuant to Section 13.3(a), (b), (c), (d) or (e), it will, except where impracticable, and except in the case of subsection (e) above, give reasonable advance notice to the other party of such disclosure and, with respect to Section 13.3(c) or (d), use efforts to secure confidential treatment of such information at least as diligent as such party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.

        13.4    Publications.    Each party to this Agreement recognizes that the publication of papers containing results of and other information regarding development of Licensed Product in the Field (except as provided hereinafter), including oral presentations and abstracts, may be beneficial to both parties provided such publications are subject to reasonable controls to protect Confidential Information. In particular, it is the intent of the parties to maintain the confidentiality of any Confidential Information included in any United States or foreign application until such United States or foreign patent application has been published. Accordingly, the other party shall have the right and obligation to review and approve any paper proposed for publication by the other party, including oral presentations and abstracts. Before either party may submit any paper, oral presentation or abstract for publication, the party proposing publication shall deliver a complete copy of such materials to the other party at least 45 days prior to submitting the paper to a publisher or the date set for presentation. The other party shall review any such paper and give its comments to the publishing party within 30 days of the delivery of such paper to the other party. With respect to oral presentation materials, the other party shall make reasonable efforts to expedite review of such materials, and shall return such items as soon as practicable to the publishing party with appropriate comments, if any, but in no event later than 30 days from the date of delivery to the other party. With respect to abstracts, the other party shall make reasonable efforts to expedite review of such abstracts, and shall return such items as soon as practicable to the publishing party with appropriate comments, if any, but in no event later than 10 days from the date of delivery to the other party. The publishing party shall comply with the other party's request to delete references to the non-publishing party's Confidential Information in any such paper or other materials. Notwithstanding anything to the contrary in this Agreement, neither party shall have the right to publish in any form any Confidential Information of the other party without such other party's prior written consent.

        13.5    Press Release.    It is understood that the parties intend to issue a joint press release announcing the execution of this Agreement and agree that each party may desire or be required to issue subsequent press releases relating to this Agreement or activities thereunder. The parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press releases prior to the issuance thereof, provided that a party may not unreasonably withhold consent to such releases, and that either party may issue such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure. Each party agrees to review each press release within 48 hours after receiving the press release from the other party. In addition, following the initial joint press release announcing this Agreement, either party shall be free to disclose, without the other party's prior written consent, the existence of this Agreement, the identity of the other party and those terms of this Agreement that have already been publicly disclosed in accordance herewith.

        13.6    SEC Filings.    The parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by the parties with the Securities and Exchange Commission or as otherwise required by law.

14.   TERM AND TERMINATION

        14.1    Term.    The term of this Agreement shall commence on the Effective Date and extend on a country-by-country and Licensed Product-by-Licensed Product basis until the later of (i) the expiration of the last to expire of the applicable Licensed Patents, (ii) 10 years after the first commercial sale of a Licensed Product (other than a Generic Product) in such country or (iii) the last commercial sale of a Generic Product in such country or a Licensed Product bearing the Trademark, unless earlier terminated pursuant to Sections 14.2 or 14.3 (the "License Term").

        14.2    Termination for Cause.    A party shall have the right to terminate this Agreement upon 60 days (10 days with respect to payments) prior written notice to the other upon the occurrence of any of the following:

          (a)   the bankruptcy, insolvency, dissolution or winding up of the other party, or if a party admits in writing its inability to pay its debts as they become due;

          (b)   the breach of any material provision of this Agreement by the other party if the breaching party has not cured such breach within the 60 day (10 days with respect to payments) period following the date of written notice of termination by the non-breaching party or, if such breach is not susceptible of cure within such 60 day period (10 days with respect to payments), the breaching party has not taken appropriate steps to commence such cure during such 60 day period (or 10 day period) and continued to diligently pursue such cure in a manner reasonably assuring such cure within a reasonable period of time thereafter; provided, however, that to the extent a breach affects only a given country, termination shall apply only to such country. In addition, termination shall not be permitted for a payment breach where the obligation to make payment is being diligently contested in good faith by appropriate proceedings and any required payment is promptly made following completion of dispute resolution as contemplated hereby. In any event, if such breach has not been cured within one year of the date of occurrence of the breach, the non-breaching party may terminate this Agreement under this Section; or

          (c)   in the event the Joint Development Committee determines there is no basis for filing any NDA for Licensed Products.

        14.3    Termination by Cypress.    Cypress may, in its sole discretion, upon 60 days prior written notice to Forest terminate this Agreement, under the circumstances set forth in Section 3.5(c) in the event that Forest has not cured such non-compliance of any of the provisions set forth in Section 3.5(c) within 60 days from the date of receipt of written notice of termination by Cypress.

        14.4    Termination by Pierre Fabre.    This Agreement shall automatically terminate on a country-by-country basis (as applicable) as to any Licensed Technology (as defined in the License Agreement) in the event the License Agreement is terminated by Pierre Fabre under Section 14.2(b) of the License Agreement.

        14.5    Termination by Forest.    Forest may terminate this Agreement at any time upon 120 days written notice to Cypress in the event that Forest reasonably determines (including without limitation, based upon the interim or final results of any clinical study), after review and discussion with Cypress and the Joint Development Committee, that the development program indicates issues of safety or efficacy that are likely to prevent or significantly delay the filing or approval of the NDA or to result in labeling or indications which would significantly adversely affect the marketing of Licensed Product; provided that, upon providing such written notice under this Section 14.5, Forest shall no longer be obligated to make any milestone payments for events that occur after the date of such notice and Forest agrees to assist Cypress in facilitating the transition of activities being conducted under this Agreement to Cypress or any Third Party that is designated by Cypress and as soon as reasonably practicable, Forest shall transfer or assign, as applicable, to Cypress all Forest Information and Forest Formulations and shall assign to Cypress all Patents Controlled by Forest related to Licensed Product, or, with respect to such Forest Information, Forest Formulations and Patents that have applications other than to Licensed Product shall grant to Cypress a perpetual, fully-paid license.

        14.6    Effect of Expiration—Termination; Surviving Obligations.

          (a)    License Termination.    Upon expiration or termination of this Agreement, all rights and obligations under this Agreement shall terminate.

          (b)    Obligations that Survive.    Expiration or early termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. Except as set forth below or elsewhere in this Agreement, the obligations and rights of the parties under Sections 1, 4.1, 4.2, 10.4, 12.3, 13.1, 13.2, 13.3, 14.5, 14.6, 14.7, 14.8, 14.9, 15.1, 15.2, 16.1, 16.2, 18.2, 18.3, 18.7, 18.8 and 18.11 shall survive expiration or termination of this Agreement.

          (c)    Return of Confidential Information.    Subject to Section 14.5, within 30 days following the expiration or early termination of this Agreement, each party shall deliver to the other party any and all Confidential Information of the other party in its possession.

        14.7    Exercise of Right to Terminate.    The use by either party hereto of a termination right provided for under this Agreement shall not, in and of itself, give rise to the payment of damages or any other form of compensation or relief to the other party with respect thereto.

        14.8    Damages; Relief.    Termination of this Agreement shall not preclude any party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

        14.9    Bankruptcy Code.    All licenses granted under this Agreement will be deemed licenses of rights to intellectual property for purposes of Section 365(n) of the U.S. Bankruptcy Code and a licensee under this Agreement will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.

15.   INDEMNIFICATION

        15.1    Indemnification.

          (a)    Cypress Indemnification.    Cypress hereby agrees to save, defend, indemnify and hold harmless Forest and its officers, directors, employees, consultants and agents from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys' fees ("Losses"), to which any such indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly out of (i) the material breach by Cypress of any representation or warranty under Section 12, (ii) the promotion of any Licensed Product by Cypress upon exercise of its Promotion Rights and the promotion of any products upon exercise of its Co-Promotion Rights, or (iii) the failure to make payments to Pierre Fabre as required by the License Agreement or Supply Agreement, or to perform other obligations of Cypress as required under the License Agreement or Supply Agreement, except to the extent arising from the breach by Forest of any of its obligations hereunder, except, in any case, to the extent such Losses result from the negligence or willful misconduct of Forest or any other person entitled to indemnification under this Section.

          (b)    Forest Indemnification.    Forest hereby agrees to save, defend, indemnify and hold harmless Cypress and its officers, directors, employees, consultants and agents from and against any and all Losses to which such indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly out of (i) the material breach by Forest of any representation or warranty under Section 12 or (ii) the development, manufacture, use, handling, storage, sale or other disposition of any Licensed Product by Forest or any of its Affiliates or sublicensees, except to the extent such losses result from the negligence or willful misconduct of Cypress or any other person entitled to indemnification under this sentence or (iii) the failure to make the payments directly to Pierre Fabre as required under Section 6.4(b) related to royalty payments and under Section 7.3 related to the Transfer Price. Forest hereby agrees to save, defend, indemnify and hold harmless Pierre Fabre and its officers, directors, employees, consultants and agents from and against any and all Losses to which such indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly out of the development, manufacture, use, handling, storage, sale or other disposition of any Licensed Product by Forest or any of its Affiliates or sublicensees, except to the extent such losses result from the negligence or willful misconduct of Pierre Fabre or any other person entitled to indemnification under this sentence or are Losses for which Pierre Fabre is obligated to indemnify Cypress under Section 15.1(b) of the License Agreement.

        15.2    Control of Defense.    In the event a party seeks indemnification under Section 15.1, it shall inform the other party (the "Indemnifying Party") of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim.

        15.3    Insurance.

          (a)    Forest Insurance.    During the License Term, Forest, at its own expense, shall maintain product liability insurance (or self-insure) in amount consistent with industry standards for claims and actions that might be taken against it in connection with this Agreement. If requested, Forest shall provide Cypress with a certificate of insurance (or evidence of self-insurance) evidencing such coverage.

          (b)    Cypress Insurance.    During the License Term, Cypress, at its own expense, shall maintain product liability insurance (or self-insure) in amount consistent with industry standards for claims and actions that might be taken against it in connection with this Agreement. If requested, Cypress shall provide Forest a certificate of insurance (or evidence of self-insurance) evidencing such coverage.

16.   DISPUTE RESOLUTION; ARBITRATION

        16.1    Dispute Resolution.    Any dispute arising under or relating to the parties rights and obligations under this Agreement (other than with regard to matters to be decided under Section 5.4(c), Patent matters or any decision of the Joint Development Committee) will be referred to the Chief Executive Officer of Cypress and the Chief Executive Officer of Forest, or the Chief Executive Officer of any Affiliate of Forest that is primarily responsible for the activities of Forest under this Agreement, as directed by Forest, for resolution. In the event the two Chief Executive Officers are unable to resolve such dispute within 30 days or such dispute being referred to the officers, the dispute shall be subject to arbitration, as provided in Section 16.2.

        16.2    Arbitration.

          (a)    Claims.    Any claim, dispute, or controversy of whatever nature arising out of or relating to this Agreement (other than with regard to matters to be decided under Section 5.4(c), Patent matters or any inability to reach a decision by the Joint Development Committee, other than as expressly provided) that is not resolved under Section 16.1 within the required 30 day time period, including without limitation, any action or claim based on tort, contract, or statute (including any claims of breach or violation of statutory or common law protections from discrimination, harassment and hostile working environment), or concerning the interpretation, effect, termination, validity, performance and/or breach of this Agreement ("Claim"), shall be resolved by final and binding arbitration before a panel of three experts with relevant industry experience (the "Arbitrators"). One Arbitrator shall be chosen by Cypress and one Arbitrator shall be chosen by Forest within 15 days from the notice of initiation of arbitration. The third Arbitrator shall be chosen by mutual agreement of the Arbitrator chosen by Cypress and the Arbitrator chosen by Forest within 15 days of the date that the last of such Arbitrators were appointed. The Arbitrators shall be administered by JAMS (the "Administrator") in accordance with its then existing arbitration rules or procedures regarding commercial or business disputes. The arbitration shall be held in San Diego, California if commenced by Forest and in New York, New York if commenced by Cypress; provided however, if there is any matter that is being arbitrated under the License Agreement, the Supply Agreement, the Pierre Fabre Trademark Agreement or the Letter Agreement that is substantially related to the matter that is the subject of arbitration under this Agreement, such arbitration shall be held in Toronto, Canada. The arbitration proceeding shall be completed within 90 days after selection of the final Arbitrator, unless an extension is requested in writing by the Arbitrators.

          (b)    Arbitrators' Award.    The Arbitrators shall, within 15 calendar days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The decision or award rendered by the Arbitrators shall be final and non-appealable, and judgment may be entered upon it in accordance with applicable law in the State of New York or California, as applicable, or any other court of competent jurisdiction. The Arbitrators shall be authorized to award compensatory damages, but shall NOT be authorized (i) to award non-economic damages, such as for emotional distress, pain and suffering or loss of consortium, (ii) to award punitive damages, or (iii) to reform, modify or materially change this Agreement or any other agreements contemplated hereunder; provided, however, that the damage limitations described in parts (i) and (ii) of this sentence will not apply if such damages are statutorily imposed.

          (c)    Costs.    Each party shall bear its own attorney's fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, the arbitrators shall be authorized to determine whether a party is the prevailing party, and if so, to award to that prevailing party reimbursement for its reasonable attorneys' fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), and/or the fees and costs of the Administrator and the Arbitrators.

          (d)    Compliance with this Agreement.    Unless the parties otherwise agree in writing, during the period of time that any arbitration proceeding is pending under this Agreement, the parties shall continue to comply with all those terms and provisions of this Agreement that are not the subject of the pending arbitration proceeding.

          (e)    Injunctive or Other Equity Relief.    Nothing contained in this Agreement shall deny any party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing arbitration proceeding.

17.   CHANGE IN CONTROL

        17.1    Change in Control Not Approved by the Board.    In the event of a Change in Control of Forest or Cypress that was not approved by the applicable Board of Directors in place immediately prior to the Change in Control, (i) with respect to such a Change in Control of Forest, Cypress shall have the option to elect to terminate this Agreement upon the payment to Forest of the fair market value of the rights being terminated, as determined based on an independent evaluation by a Third Party that is experienced in the evaluation of pharmaceutical products and (ii) with respect to such a Change in Control of Cypress (excluding an such transaction in which Forest is a party), Forest shall have the right to terminate Cypress' Promotion Rights and rights to participate with Forest in the Joint Development Committee, the Steering Committee and the Working Group, but shall continue to pay Cypress the payments required under this Agreement.

        17.2    Change in Control Approved by the Board.    In the event of a Change in Control of Forest or Cypress that was approved by the applicable Board of Directors in place immediately prior to such Change in Control, (a) the same rights stated in Section 17.1 shall apply only if [...***...] with respect to the surviving entity resulting from such Change in Control, unless the surviving entity intends to cure such [...***...] within 12 months from the date of the Change in Control, as stated in writing, and does cure such [...***...] within the 12 month period, and (b) with respect to such a Change in Control of Cypress, any decisions regarding the development of licensed product shall thereafter be made by Forest.

18.   GENERAL PROVISIONS

        18.1    Standstill.    During the License Term (the "Standstill Period"), subject to the terms of the Equity Issuance Agreement, a party will not, in any manner, directly or indirectly:

          (a)   make, effect, initiate, cause or participate in (i) any acquisition of beneficial ownership of any securities of the other party or any securities of any Affiliate of such other party, (ii) any acquisition of any assets of the other party or any assets of any Affiliate of such other party, (iii) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the other party or any Affiliate of such other party, or involving any securities or assets of the other party or any securities or assets of any Affiliate of such other party, or (iv) any "solicitation" of "proxies" (as those terms are used in the proxy rules of the Securities and Exchange Commission) or consents with respect to any securities of the other party;

          (b)   form, join or participate in a "group" (as defined in the Securities Exchange Act of 1934 and the rules promulgated thereunder) with respect to the beneficial ownership of any securities of the other party;

          (c)   act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of the other party;

          (d)   take any action that might require the other party to make a public announcement regarding any of the types of matters set forth in Section 18.1(a);

          (e)   agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any action referred to in Section 18.1(a), (b), (c) or (d);

          (f)    assist, induce or encourage any third party to take any action of the type referred to in Section 18.1(a), (b), (c), (d) or (e);

          (g)   enter into any discussions, negotiations, arrangement or agreement with any Third Party relating to any of the foregoing; or

          (h)   request or propose that the other party amend, waive or consider the amendment or waiver of any provision set forth in this Section 18.1.

        18.2    Governing Law.    This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York excluding its conflicts of laws principles.

        18.3    Entire Agreement; Modification.    This Agreement is both a final expression of the parties' agreement and a complete and exclusive statement with respect to all of its terms. The Exhibits referred to in this Agreement are incorporated herein and made a part of this Agreement by this reference. This Agreement together with the Letter Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. No rights or licenses with respect to any intellectual property of either party are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement. No trade customs, courses of dealing or courses of performance by the parties shall be relevant to modify, supplement or explain any term(s) used in this Agreement. This Agreement may not be modified or supplemented by any purchase order, change order, acknowledgment, order acceptance, standard terms of sale, invoice or the like. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the parties to this Agreement.

        18.4    Relationship Between the Parties.    The parties' relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the parties. Neither party is a legal representative of the other party, and neither party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever.

        18.5    Non-Waiver.    The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

        18.6    Limitation of Damages.    Except for amounts payable (i) due to infringement or misappropriation claims related to any intellectual property covered by this Agreement, (ii) under Section 13, and (iii) or pursuant to Section 15.1, neither party shall be liable to the other party for special, consequential or incidental damages in connection with this Agreement or any license granted hereunder.

        18.7    Assignment.    Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld); provided, however, that either party may assign this Agreement and its rights and obligations hereunder without the other party's consent in connection with the transfer or sale of all or substantially all of the business of such party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise. In the event of such transaction, however, intellectual property rights of the acquiring party to such transaction (if other than one of the parties to this Agreement) shall not be included in the technology licensed hereunder. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any assignment not in accordance with this Agreement shall be void.

        18.8    No Third Party Beneficiaries.    This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it; provided that the parties acknowledge and agree that Pierre Fabre is intended to be a Third Party beneficiary of all provisions in this Agreement specifically referring to Pierre Fabre or obligations applicable to any sublicensee of Cypress under the License Agreement, including without limitation, the provisions of Sections 5.1, 5.3, 5.4, 6.4(b), 7.1, 7.2, 7.3, 8, 10, 11.1, 11.4(b), 15.1(b) and this Section 18.8.

        18.9    Severability.    If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

        18.10    Notices.    Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the party to be notified at its address(es) given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earlier of: (a) the date of actual receipt; (b) if mailed, three calendar days after the date of postmark; or (c) if delivered by overnight courier or by facsimile, the next business day the overnight courier regularly makes deliveries or on the day after the facsimile has been sent.

    If to Forest, notices must be addressed to:

      Forest Laboratories Ireland Limited
      Clonshaugh Industrial Estate
      Clonshaugh, Dublin 17
      Republic of Ireland
      Attention: Chief Executive Officer
      Telephone: [...***...]
      Facsimile: 011-353-1-4357773

    with copies to:

      Forest Laboratories, Inc.
      909 Third Avenue
      New York, New York 10022
      United States of America
      Attention: Chief Executive Officer
      Telephone: [...***...]
      Facsimile: (212) 750-9152

      Dornbush Mensch Mandelstam & Schaeffer, LLP
      747 Third Avenue
      New York, New York 10017
      United States of America
      Attention: Herschel Weinstein
      Telephone: [...***...]
      Facsimile: (212) 753-7673

    If to Cypress, notices must be addressed to:

      Cypress Bioscience, Inc.
      4350 Executive Drive, Suite 325
      San Diego, California 92121
      United States of America
      Attention: Chief Executive Officer
      Telephone: (858) 452-2323
      Facsimile: (858) 452-1222

    with a copy to:

      Cooley Godward LLP
      4401 Eastgate Mall
      San Diego, California 92121
      United States of America
      Attention: Kay Chandler
      Telephone: (858) 550-6000
      Facsimile: (858) 550-6420

        18.13    Force Majeure.    Except for the obligation to make payment when due, each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such party's reasonable control including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur. Notice of a party's failure or delay in performance due to force majeure must be given to the other party within 10 calendar days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any party be required to prevent or settle any labor disturbance or dispute. Notwithstanding the foregoing, should the event(s) of force majeure suffered by a party extend beyond a three month period, the other party may then terminate this Agreement by written notice to the non-performing party, with the consequences of such termination as set forth in Sections 14.6, 14.7 and 14.8.

        18.14    Legal Fees.    If any party to this Agreement resorts to any legal action in connection with this Agreement, subject to Section 16.2(c), the prevailing party shall be entitled to recover reasonable fees of attorneys and other professionals in addition to all court costs which that party may incur as a result.

        18.15    Interpretation.

          (a)    Captions & Headings.    The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

          (b)    Singular & Plural.    All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter.

          (c)    Articles, Sections & Subsections.    Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

          (d)    Days.    All references to days in this Agreement shall mean calendar days, unless otherwise specified.

          (e)    Ambiguities.    Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist.

        18.16    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.

FOREST LABORATORIES IRELAND LIMITED		CYPRESS BIOSCIENCE, INC.

By:	/s/ RAYMOND STAFFORD	By:	/s/ JAY KRANZLER
Name:	Raymond Stafford	Name:	Dr. Jay Kranzler
Title:	Chief Executive Officer	Title:	Chief Executive Officer

EXHIBIT A

Development Plan

[...***...]

* Confidential Treatment Requested

EXHIBIT B

Licensed Know-How

[...***...]

* Confidential Treatment Requested

EXHIBIT C

Patents Held by Cypress

  •
  Methods of treating Fibromyalgia Syndrome (CYPR 100 CIP)

  -
  USSN 6,602,911

  -
  PCT/US02/40976

  •
  Methods of Treating Chronic Fatigue Syndrome (CYPR 100)

  -
  USSN 6,635,675

  -
  PCT/US02/35396

[...***...]

* Confidential Treatment Requested

Pierre Fabre Patents

I°- US Patents

Process Patent

        Ref: US 5 034 541
                Applied December 27, 1989
                Granted June 23, 1991
                Terminates on December 27, 2009

S.R. Formulation

        Ref: 09/254 014
                Applied August 26, 1997
                Notice of Allowance
Terminations on August 26, 2017

II°- Canadian Patents

Process Patent

        Ref: no 1 266 486
                Applied: April 23, 1986
                Granted March 3, 1990
                Terminates: March 6, 2007

        Ref: no 2 006 464
                Applied:: December 21, 1989
                Granted: June 15, 1999
                Terminates: December 21, 2009

SR Formulation Patent

  Ref n 2 006 464
  Filed August 26, 1997
  Pending

EXHIBIT D

Example of Milestone Payment
Under Section 6.3(a)

[...***...]

* Confidential Treatment Requested

EXHIBIT E

Schedule of Costs for Cypress Sales Force

[...***...]

* Confidential Treatment Requested

QuickLinks

  Exhibit 10.26
LICENSE AND COLLABORATION AGREEMENT
EXHIBIT A Development Plan
EXHIBIT B Licensed Know-How
EXHIBIT C Patents Held by Cypress
Pierre Fabre Patents
EXHIBIT D Example of Milestone Payment Under Section 6.3(a)
EXHIBIT E Schedule of Costs for Cypress Sales Force